Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STERLING JEWELERS INC.,

SIGNET JEWELERS LTD. (SOLELY FOR PURPOSES OF SECTION 8.12),

AQUARIUS SUB INC.,

R2NET INC.

AND

THE SELLERS’ REPRESENTATIVE

DATED AS OF AUGUST 23, 2017

TABLE OF CONTENTS
 (continued)

TABLE OF CONTENTS
 (continued)

Exhibit(s)
Exhibit A	Form of Certificate of Amendment
Exhibit B	Distribution Waterfall
Exhibit C	Intentionally Omitted
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Purchaser and Merger Sub Closing Certificate
Exhibit F	Form of Company Closing Certificate
Exhibit G	Form of Stockholders Letter of Transmittal
Exhibit H	Intentionally Omitted
Exhibit I	Form of Support Agreement

Schedules
Schedule 1	List of Key Employees
Schedule 1.1(A)	Illustration of Aggregate Initial Consideration Calculation
Schedule 1.1(B)	Sellers’ Transaction Expenses Schedule
Schedule 1.1(C)	Working Capital Schedule
Schedule 1.1(D)	Cash Schedule
Schedule 2.8(b)	List of Stockholders and Specified Documentation
Schedule 2.10	Repaid Indebtedness Schedule

Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 23, 2017, by and among Sterling Jewelers Inc., a Delaware corporation (“Purchaser”), Signet Jewelers Ltd., a Bermuda corporation (“Purchaser Parent”) (solely for purposes of Section 8.12), Aquarius Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), R2Net Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Sellers’ Representative (as defined below).  Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings given to such terms in ARTICLE 1.

WHEREAS, the board of directors of the Company (the “Company Board”),  has (i) declared the advisability of this Agreement and approved and adopted this Agreement, (ii) resolved to recommend approval and adoption of this Agreement by all of the Company Stockholders entitled to approve and adopt this Agreement, and (iii) recommended to the Company Stockholders to adopt the Certificate of Amendment to the Certificate of Incorporation of the Company, in the form attached hereto as Exhibit A (the “Certificate of Amendment”);

WHEREAS, the board of directors of Merger Sub has (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;

WHEREAS, the board of directors of Purchaser and Purchaser, in its capacity as the sole stockholder of Merger Sub, have each (i) approved and adopted this Agreement and (ii) reviewed and considered this Agreement and the transactions contemplated hereby and determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Purchaser and the sole stockholder of Purchaser;

WHEREAS, the Company Board and the board of directors of Merger Sub have each approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”), whereby each issued and outstanding share of Company Stock (other than the Company Stock to be canceled pursuant to Section 2.6(c) and the Dissenting Stock shall be converted into the right to receive a portion of the Final Merger Consideration upon the terms and subject to the conditions set forth herein and based upon the applicable rights, preferences and privileges of such class of the Company Stock as set forth in the Company Charter and Bylaws;

WHEREAS, a copy of the written consent of the holders of 100% of the outstanding shares of Preferred Stock and 63% of the outstanding shares of Common Stock adopting this Agreement and approving the transactions contemplated hereby, effective immediately following the execution of this Agreement by the parties hereto, in accordance with Section 228 of the DGCL, and adopting the Certificate of Amendment (the “Stockholders Consent”), has been delivered to Purchaser;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser and Merger Sub to enter into this Agreement and consummate the Merger (as defined herein) the employees of the Company or its Subsidiaries set forth on Schedule 1 (the “Key Employees”) are entering into employment agreements and waivers with respect to certain existing consulting arrangements (or amended and restated employment agreements) with Purchaser, the Company or one of its Subsidiaries, each to become effective as of, and contingent upon, the Closing (each, an “Employment Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser and Merger Sub to enter into this Agreement and consummate the Merger (as defined herein) each of the holders of 100% of the outstanding shares of Preferred Stock and 63% of the outstanding shares of Common Stock is entering into a Support Agreement with and in favor of Purchaser, in the form set forth on Exhibit I attached hereto (the “Support Agreements”); and

WHEREAS, the Company, Merger Sub and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction involving the Company or any member of the Company Group which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of 30% or more of the total voting power or of any class of equity securities of the Company, or 30% or more of the consolidated net revenues, net income or total assets of the Company and (b) any acquisition by any Person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 30% or more of the total voting power or of any class of equity securities of the Company, or 30% or more of the consolidated net revenues, net income or total assets of the Company, in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any other Person, any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, Brio Animation Ltd. constitutes an Affiliate of the Company for all purposes of this Agreement.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. income Tax Law) of which any member of the Company Group is or has been a member.

“Aggregate Initial Consideration” means (i) $328,000,000, plus (ii) the aggregate amount of Estimated Cash as of the Closing, minus (iii) the aggregate amount of all Estimated Indebtedness (to the extent not paid by the Company Group prior to the Closing), minus (iv) the aggregate amount of all Estimated Sellers’ Transaction Expenses (to the extent not paid by the Company Group prior to the Closing), minus (v) the Indemnification Escrow Amount, minus  (vi) the Purchase Price Escrow Amount, minus (vii) the amount, if any, by which Estimated Working Capital as of the Closing, as determined pursuant to Section 2.11(a), is less than Target Working Capital (a “Downward Closing Working Capital Adjustment”), plus (viii) the amount, if any, by which Estimated Working Capital as of the Closing, as determined pursuant to Section 2.11(a), is greater than Target Working Capital (an “Upward Closing Working Capital Adjustment”).  An example calculation of Aggregate Initial Consideration is set forth on Schedule 1.1(A).

“Business” means the business of the Company Group as currently conducted on the date hereof.

“Business Day” means, except as otherwise provided herein, any day other than a Saturday or Sunday or any other day on which commercial banks in New York, New York are open to the public for conducting business and are not authorized or required by Law to close.

“Cash” means the aggregate amount of all cash and cash equivalents of the Company Group, on a consolidated basis, (including marketable securities, short term investments, liquid instruments, petty cash, deposits in transit to the extent there has been a reduction of receivables on account therefor, the amount of any received and uncleared checks, wires or drafts, but not including (a) the amount of any issued (by a member of the Company Group) but uncleared checks, wires or drafts and (b) restricted cash, deposits (other than deposits in transit referred to above) and amounts that are not immediately available for withdrawal or use at such time).  The Company’s estimate of Cash as of the date of this Agreement is set forth on the “Cash Schedule” attached hereto as Schedule 1.1(D).

“Cash Settled Award” means an award that is settled in cash based on the value of shares of Common Stock and that was granted under the Company Stock Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock of the Company, par value $0.0001 per share.

“Company Awardholder” means any Person that holds any Stock Awards.

“Company Charter and Bylaws” means the Company’s certificate of incorporation and bylaws, each as amended and restated from time to time (including, as amended by the Certificate of Amendment) and as currently in effect.

“Company Group” means the Company and each of its Subsidiaries.

“Company Indemnified Party” means the Sellers and each of their respective Affiliates and Representatives.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company Group.

“Company Stock” means all of the issued and outstanding Common Stock and Preferred Stock.

“Company Stockholder” means any Person that holds any Company Stock.

“Company Stock Plan” means the Company’s 2015 Stock Incentive Plan, as amended and restated from time to time and as currently in effect.

“Contract” means any oral or written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment, or obligation.

“D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

“Distribution Waterfall” is defined in, and shall be calculated in accordance with, the “Distribution Waterfall” attached hereto as Exhibit B (which includes (a) with respect to each Company Stockholder: (i) such Person’s last known address and email address (to the extent available); (ii) the number, class and series of shares of Company Stock held by such Person; (iii) the respective certificate numbers of the Company Stock held by such Person; (iv) the portion (both as a percentage and as a dollar amount) of the Aggregate Initial Consideration payable to and that shall be distributed to such Person for the shares of Company Stock held by such Person and (iii) the pro rata percentage attributable to such Person in connection with any indemnification or payments or amounts due hereunder by or to such Person “on a pro rata basis” as contemplated by the terms of this Agreement and (b) with respect to each Company Awardholder (i) such Person’s last known address and email address (to the extent available); (ii) the number, class and series of Company Stock underlying such Person’s Stock Award; (iii) the grant dates or issue dates of such Stock Award; (iv) the portion (both as a percentage and as a dollar amount) of the Aggregate Initial Consideration payable to and that shall be distributed to such Person for the Stock Award held by such Person and (v) the pro rata percentage attributable to such Person in connection with any indemnification or payments or amounts due hereunder by or to such Person “on a pro rata basis” as contemplated by the terms of this Agreement), which shall be updated as necessary by the Company not later than four (4) Business Days prior to the Closing to reflect the Aggregate Initial Consideration and any changes in the outstanding Company Stock or Stock Awards following the date hereof.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company Group is treated as a single employer under Section 414 of the Code.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means the escrow agreement in a form to be agreed between Purchaser, the Company and the Sellers’ Representative by the Closing.

“Escrow Funds” means, collectively, the Indemnification Escrow Fund and the Purchase Price Escrow Fund.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Export and Import Laws” means the Laws of a Governmental Authority regulating exports, imports or re-exports to or from a country, including the export or re-export of any goods, services or technical data.

“Final Merger Consideration” means an amount equal to the sum of (i) the Aggregate Initial Consideration (ii) any payments required to be made to the Payments Administrator for the benefit of the Company Stockholders and to the Company, its Subsidiaries or the Section 102 Trustee for the benefit of the Company Awardholders pursuant to Section 2.11(d), (iii) the Purchase Price Escrow Amount (less any payments required to be made to Purchaser pursuant to Section 2.11(d) or the Escrow Agreement) and (iv) the Indemnification Escrow Amount (less any payments required to be made to Purchaser pursuant to ARTICLE 9 or the Escrow Agreement).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time-to-time, consistently applied.

“Governmental Authority” means any: (a) nation, multinational, supranational, state, commonwealth, province, territory, county, municipality, district or other political jurisdiction; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (d) any quasi-governmental body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.

“Government Official” means any officer or employee of a non-U.S. Governmental Authority or instrumentality thereof, any corporation or other entity owned or controlled in whole or in part by any non-U.S. Governmental Authority or sovereign wealth fund, or any public international organization, or any Person acting in an official capacity for or on behalf of any such non-U.S. Governmental Authority or instrumentality thereof, any corporation or other entity owned or controlled in whole or in part by any non-U.S. Governmental Authority or sovereign wealth fund, or on behalf of any public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States.

“Governmental Licenses” means any permit, listing, clearance, exemption, license, consent, franchise, order, registration, certificate, approval and other authorization obtained from any Governmental Authority.

“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under that Act.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for borrowed money or indebtedness issued in substitution or exchange for borrowed money (excluding any trade payables and accounts payable incurred in the Ordinary Course of Business), including any indebtedness evidenced by any note, bond, debenture or other debt security (including a purchase money obligation) and (B) indebtedness evidenced by any note, bond, debenture or other debt security (including a purchase money obligation), letters of credit or other similar instruments for the payment of which such Person is responsible or liable (for purposes of clarity, excluding any performance or surety bonds or letters of credit which have not been drawn or presented); (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (including the Holdback Amount (as defined in the Timeless APA) pursuant to the Timeless APA), (iii) all obligations of such Person under interest rate or currency obligations swap, hedges or similar arrangements (valued at the termination value thereof), (iv) liquidated obligations under leases that are required to be capitalized in accordance with GAAP, (v) accrued and unused vacation, or paid time off, the pro-rata portion of any annual bonus payments in respect of calendar year 2017 accrued through the Closing Date, and the employer portion of any related payroll taxes, (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnification Escrow Amount” means cash in the amount of $3,300,000.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount deposited into escrow pursuant to the Escrow Agreement, together with any interest and income earned thereon.

“Intellectual Property” means all worldwide right, title and interest in or relating to intellectual property, including (i) patents and patent applications, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) trademarks, service marks, trade names, brand names, logos, corporate names, and other source or business identifiers and general intangibles of a like nature, and trade dress (“Marks”), together with all goodwill associated therewith, and internet domain names and social media accounts; (iii) copyrights, database and design rights, whether or not registered or published in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets, know-how and confidential proprietary information; (v) registrations and applications, renewals and extensions for any of the foregoing; and (vi) all other intellectual property rights arising from or relating to Software.

“ITA” shall mean the Israeli Tax Authority.

“Israeli Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961 and all the regulations, rules and orders promulgated therein.

“Knowledge” means (i) in the case of the Company, (a) the actual knowledge of Oded Edelman, James Allen Shultz, Dean Lederman, (b) the actual knowledge of Matt Spetzler and Neil Tolaney, solely in their capacity as directors, (c) except for the knowledge qualifier in Section 5.10(b) and Section 5.10(d) and the first knowledge qualifier in each of Section 5.10(k) and Section 5.10(l), the knowledge that the Persons in clause (a) above of this definition would have following reasonable inquiry that would have been conducted in the course of diligently performing his duties for the Company Group; provided, that reasonable inquiry shall not include conducting any patent search, freedom to operate, infringement, or any similar search and (ii) in the case of Purchaser, the actual knowledge of Michele Santana.

“Law” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, extension order, directive, resolution, ordinance, code, edict, order, rule, regulation or requirement issued, enacted, adopted, promulgated, entered, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Group under all written leases, subleases, licenses, concessions and other agreements (written or oral) other than bailment arrangements, pursuant to which the Company Group holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.

“Legal Proceeding” means any judicial, administrative, arbitral or other actions, suits, mediation, investigation, proceedings, audits or claims (including counterclaims), whether public or private, by or before a Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto, including all reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and costs of investigation.

“Liens” means any lien, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation with respect to any property or asset of the Company or any of its Subsidiaries; provided, however, that (A) restrictions under the Securities Act and any applicable state securities Laws, and (B) contractual restrictions which are part of non-exclusive license agreements, shall not constitute a “Lien”.

“Loss” or “Losses” means any and all losses, damages, deficiencies, assessments, fines, penalties, judgments, assessments, awards, costs, interest, disbursements, fees, expenses or settlements of any kind or nature, including reasonable costs of investigation and defense and reasonable legal, accounting and other professional fees and expenses whether or not involving a Third Party Claim.

A document or other item of information shall be deemed to have been “made available” only if such document or other item of information was, at all times during the period from 12:00 a.m. (Eastern Time) on August 21, 2017 through the date of this Agreement, included in the virtual data room established by the Company in connection with the Merger and Purchaser and its Representatives (designated by Purchaser for such purpose) were not restricted from having access to such document or other item throughout such period (other than pursuant to user-based passwords needed to access such data room).

“Material Adverse Effect” means any event, circumstance, change, fact, development, occurrence or effect (each, an “Event” and collectively, “Events”) that has, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect upon (x) the Business, the assets, Liabilities, financial condition or operating results of the Company Group, taken as a whole or (y) the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement to which it is or becomes a party; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) general business, industry or economic conditions, in any region or any segment related to the Business or any portion thereof, (b) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (c)  changes in GAAP or Law, (d) the taking of any action required by this Agreement and the other agreements contemplated hereby, (e) changes affecting currency, capital market or financial sector conditions in the United States or any other country, (f) any “act of God,” including weather, natural disasters and earthquakes; or (g) any failure by one or more members of the Company Group to meet its financial projections, estimates or budgets, in and of itself (provided that the underlying cause of such failure may be taken into account in making a determination as to whether a Material Adverse Effect has or would reasonably be expected to occur), or (h) the announcement of the execution of this Agreement or the transactions contemplated hereunder (including the impact thereof on suppliers, employees and business partners); provided further, however, that any Event referred to in the foregoing clauses (a), (b), (c), (e) or (f) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such Event has a disproportionate and adverse effect on the Company Group compared to other participants in the industries in which the Company Group conducts its Business.

“Option” means any option that is exercisable for shares of Common Stock and that was granted under the Company Stock Plan.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business of the Company Group through the date of this Agreement consistent with past practice.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, the declaration of trust and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, limited liability company, operating or partnership agreements, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the Ordinary Course of Business and for amounts which are not yet due and payable or are being contested in good faith and for which adequate reserves have been established, (ii) easements, covenants, conditions, rights‑of‑way, restrictions and other similar charges and encumbrances of record and other minor title defects not interfering with the ordinary conduct of the Business or detracting from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith for which adequate reserves have been established, (iv) purchase money Liens securing rental payments under capital lease arrangements, (v) zoning, building codes or other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business and (vi) Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Personal Information” means, in addition to any definition provided by any member of the Company Group for any similar term (e.g., “personally identifiable information” or “PII”) in the Company Group’s privacy policies or other public-facing statements, all information regarding or capable of being associated with an individual person or device, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); (b) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (d) Internet Protocol addresses, unique device identifiers or other persistent identifiers.  Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person.  Personal Information includes information in any form, including paper, electronic and other forms.

“Preferred Stock” means the shares of Series A Preferred Stock of the Company, par value $0.0001 per share.

“Privacy Laws” means any Laws and any self-regulatory guidelines and principles, each governing the receipt, collection, compilation, use, storage, processing, transmission, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border transfers) of Personal Information.

“Purchase Price Escrow Amount” means cash in the amount of $3,000,000.

“Purchase Price Escrow Fund” means the Purchase Price Escrow Amount deposited into escrow pursuant to the Escrow Agreement, together with any interest and income earned thereon.

“Purchaser Indemnified Parties” means (i) Merger Sub, (ii) Purchaser, (iii) the Surviving Corporation and (iv) each of their respective directors, officers, employees, attorneys, accountants, Affiliates, members, successors and assigns (in each case, other than any Company Indemnified Party).

“Section 3(i)” means Section 3(i) of the Israeli Tax Ordinance.

“Section 3(i) Options” means Options that were intended to be granted and taxed pursuant to Section 3(i).

“Section 102” means Section 102 of the Israeli Tax Ordinance.

“Section 102 Options” means Options that were purported to be granted and taxed pursuant to Section 102(b)(2) of the Israeli Tax Ordinance.

“Section 102 Trustee” means a trustee appointed by the Company in accordance with the provisions of Section 102 for the purpose of awards granted under the Company Stock Plan.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Sellers” means, collectively, the Company Stockholders and the Company Awardholders.

“Sellers’ Transaction Expenses” means, without duplication, the aggregate amount of all third-party fees, costs, expenses, payments, and expenditures incurred by the Company Group prior to Closing (whether payable before or after the Closing) in connection with this Agreement and the transactions contemplated hereby whether or not incurred, billed or accrued (including any fees, costs expenses, payments and expenditures of legal counsel and accountants, fees, costs, expenses, payments and expenditures actually payable to brokers, finders, financial advisors, investment bankers or similar Persons and any such fees, costs, expenses, payments and expenditures incurred by the Sellers and paid for or to be paid for by the Company Group, including (a) the Segoma Exit Payment (as defined in the Disclosure Schedule); (b) the total cost and expense in purchasing the Representation and Warranty Policy in an amount of up to $1 million and (c) all stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar expenses paid or to be paid to employees or consultants of the Company Group as a result of the Merger (and excluding for the avoidance of doubt any such bonuses, payment or expenses incurred under the Employment Agreements), and the employer portion of any related payroll taxes, including, for all of the foregoing Sellers’ Transaction Expenses, value added or similar Taxes imposed thereon.  The Company’s estimate of Sellers’ Transaction Expenses as of the date of this Agreement are set forth on the “Sellers’ Transaction Expenses Schedule” attached hereto as Schedule 1.1(B).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Stock Award” means any Option or Cash Settled Award.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  Notwithstanding the foregoing, Brio Animation Ltd. constitutes a Subsidiary of the Company for all purposes of this Agreement.

“Target Working Capital” means $23,750,380.

“Tax” means (a) all taxes of any kind whatsoever, including all federal, state, local, or foreign income, gross receipts, value added, windfall profits, severance, property, production, ad valorem, sales, use, transfer, conveyance, stamp, recording, license, excise, net worth, franchise, capital, inventory, employment, unemployment, withholding, Medicare, social security contributions (including national health insurance), estimated taxes, customs duties, and any other taxes, duties, charges, fees, levies and similar imposts, in each case in the nature of taxes, however denominated, including amounts owing under Treasury Regulation Section 1.1502-6(a) (or any similar provision under state or local tax Law), together with any interest, indexation, additions, fines or penalties in respect thereof, in each case imposed by any Governmental Authority and (b) all Losses in respect of any items described in clause (a) payable by reason of contract, assumption, transferee or successor liability, or operation of Law.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any attachments or addenda thereto and any amendments thereof) filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Timeless APA” means that certain Asset Purchase Agreement, dated July 14, 2017, by and among R2Net Manufacturing Inc., Timeless Designs by Jacob Bryan Ltd., Bryan Cohen and Jackie Cohen.

“Transaction Tax Deductions” means, without duplication, the following expenses to the extent such expenses are deductible under a “more likely than not” standard: (a) the amount of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments, or similar expenses incurred by the Company Group on or around the Closing Date or included in the computation of Working Capital; (b) the fees, expenses, and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company Group with respect to the payment of Indebtedness; (c) the amount of any legal, accounting, investment banking and other fees or other costs and expenses of the Company Group with respect to the transactions contemplated hereby that were paid on or prior to the Closing Date or included in the computation of Working Capital or Sellers’ Transaction Expenses; (d) the amount of any deductions for U.S. federal income Tax purposes as a result of the treatment of the payments with respect to Stock Awards pursuant to Section 2.6(d) and (e) the amount of any employment Taxes with respect to the payments set forth in clause (a) or (d) above, which employment Taxes are paid by the Company Group on or around the Closing Date or included in the computation of Working Capital Amount or Sellers’ Transaction Expenses.  The amount of Transaction Tax Deductions attributable to any expenses that constitute success based fees within the scope of Rev. Proc. 2011-29 shall be determined by assuming that the Company elects to apply Rev. Proc. 2011-29 with respect to all such expenses.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. (1988) and any similar state or local “mass layoff” or “plant closing” Laws.

“Working Capital” is defined in, and shall be calculated in accordance with the formula set forth on, the “Working Capital Schedule” attached hereto as Schedule 1.1(C).

1.2          Cross‑References.  Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Accounting Arbitrator	2.11(c)(ii)
Actual Cash	2.11(b)
Actual Indebtedness	2.11(b)
Actual Sellers’ Transaction Expenses	2.11(b)
Actual Working Capital	2.11(b)
Adjusted Aggregate Initial Consideration	2.11(d)(i)
Agreement	Preamble
Alternative Arrangements	9.8(a)
Antitrust Law	4.5(a)
Award Escrow Fund	2.6(d)(ii)
Award Payments	2.6(d)
Awardholder Letter of Transmittal	2.6(d)
Audited Balance Sheets	5.5(a)
Basket	9.3(a)
Bonus Plans	8.7(c)
Certificate of Merger	2.2
Certificate	2.7(c)
Certificate of Amendment	Recitals
Chosen Courts	10.11

Term	Section
Claim Amount	9.1(b)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Board	Recitals
Company Fundamental Representations	9.1(a)
Company IT Systems	5.10(i)
Company Privacy Policies	5.10(n)
Company Software	5.10(j)
Confidentiality Agreement	8.2
Continuing Employee	8.7(b)
De Minimis Amount	9.3(a)
Disclosure Schedule	ARTICLE 5
Dispute Notice	2.11(c)(ii)
Dissenting Stock	2.12(a)
Distribution Waterfall	1.1
DGCL	Recitals
Downward Closing Working Capital Adjustment	1.1
Effective Time	2.2
Employee Pension Plans	5.16(a)
Employee Plans	5.16(a)
Employment Agreement	Recitals
Employee Welfare Plans	5.16(a)
Estimated Cash	2.11(a)
Estimated Indebtedness	2.11(a)
Estimated Sellers’ Transaction Expenses	2.11(a)
Estimated Working Capital	2.11(a)
Events	1.1
Filing States	8.8(a)
Final Cash	2.11(c)(i)
Final Indebtedness	2.11(c)(i)

Term	Section
Final Sellers’ Transaction Expenses	2.11(c)(i)
Final Working Capital	2.11(c)(i)
Financial Statements	5.5
Fundamental Representations	9.1(a)
Guaranteed Payments	8.12
Indemnified Party	9.4
Indemnified Persons	8.6(a)
Indemnifying Party	9.4
Interim Options Tax Ruling	2.8(d)
Israeli Employees	5.15(d)
Israeli Options Tax Ruling	2.8(d)
Israeli VAT	5.17(d)(ii)
Key Employees	Recitals
Latest Balance Sheet	5.5(a)
Licensed Intellectual Property	5.9(a)(xv)
Limitation Date	9.1(a)
Marks	1.1
Material Agreement	5.9(a)
Material Vendors	5.21
Merger	2.1
Merger Sub	Preamble
Multiemployer Plan	5.16(a)
New Plans	8.7(d)
Non-Filing States	8.8(a)
OFAC	5.24
Old Plans	8.7(d)
Other Plans	5.16(a)
Payee	2.8(b)
Payment Fund	2.7(a)
Payments Administrator	2.7(a)
Payments Agreement	2.7(a)

Term	Section
Payor	2.8(a)
PII	1.1
Policies	5.20
Pre-Closing Tax Period	8.8(b)
Pro Rata Share	2.11(c)(iii)
Purchaser	Preamble
Purchaser Fundamental Representations	9.1(a)
Purchaser Parent	Preamble
Qualified Withholding Certificate	2.8(b)
Real Property Leases	5.7(a)
Regulatory Condition	4.5(c)
Repaid Indebtedness	2.10
Representation and Warranty Policy	4.7
Representative Losses	8.5(c)
Representatives	4.4(a)
Restructuring Ruling	2.8(b)
Sanctions	5.24
Scheduled Intellectual Property	5.10(a)
Section 14 Arrangement	5.15(d)
Sellers’ Counsel	8.5(f)
Sellers’ Representative	8.5(a)
Sellers’ Representative Expense Fund	8.5(e)
Shortfall Amount	2.11(d)(ii)
Stockholders Consent	Recitals
Stockholder Letter of Transmittal	2.7(c)
Straddle Period	8.8(a)
Support Agreements	Recitals
Surviving Corporation	Recitals
Tax Attributes	5.17
Termination Date	7.1(e)
Third Party Claim	9.6(b)

Term	Section
Unaudited Financial Statements	5.5(a)
Upward Closing Working Capital Adjustment	1.1
Waived 280G Benefits	8.10
Withholding Drop Date	2.8(b)

ARTICLE 2

THE MERGER

2.1           The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the Company Charter and Bylaws, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and as a direct, wholly-owned Subsidiary of Purchaser.

2.2           The Closing and the Effective Time.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via the exchange of documents, signatures and deliveries effective as of 12:01 a.m. Eastern time on the fifth (5th) Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself), or at such other place or on such other date as is mutually agreeable to Purchaser and the Company.  The date of the Closing is referred to herein as the “Closing Date”.  Upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated on the Closing Date by filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit D, with the Secretary of State of the State of Delaware, as required by, and executed in accordance with, the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Purchaser and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

2.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4           Organizational Documents of the Surviving Corporation.  At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be changed to the current name of the Company, until duly amended as provided therein or by applicable Law.

2.5           Directors and Officers of the Surviving Corporation.  Unless otherwise agreed by the parties hereto prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold such office until their earlier death, resignation or removal, or otherwise in accordance with the provisions of the certificate of incorporation and bylaws of the Surviving Corporation.

2.6           Effect of the Merger on the Company Stock, Stock Awards and Merger Sub.

(a)           Effect on the Company Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Company Stockholders, each class, series and subclass of Company Stock (other than Dissenting Stock) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 2.6 and elsewhere in this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive that portion of the Final Merger Consideration as set forth herein and shall no longer be outstanding.

(i)          Each class, series and subclass of Company Stock (other than Dissenting Stock) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Final Merger Consideration in accordance with the Distribution Waterfall, upon surrender of a Certificate or a lost stock affidavit in lieu thereof in accordance with Section 2.7(f).

(ii)         Each share of Dissenting Stock shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with Section 2.12.

(iii)        Solely for purposes of calculating the amount to be paid to each Company Stockholder (other than holders of Dissenting Stock) at the Effective Time, the amounts described in this Section 2.6(a) shall be calculated assuming that the Final Merger Consideration is equal to the Aggregate Initial Consideration plus the Purchase Price Escrow Amount and the Indemnification Escrow Amount, and shall be adjusted following the Closing as set forth herein.  The amount to be paid to each Company Stockholder for each class, series and subclass of Company Stock (other than Dissenting Stock) held shall be rounded down to the nearest whole cent.

(iv)        All classes, series and subclasses of Company Stock, when cancelled, extinguished, and converted pursuant to this Section 2.6(a), shall no longer be outstanding and shall automatically be cancelled and retired, and each former holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.6(a).

(v)         None of Purchaser or any of its Affiliates (including, after the Closing, the Surviving Corporation and any of its Subsidiaries) will have any Liability to the Sellers’ Representative, any Seller or any other Person with respect to the Distribution Waterfall and the calculation or allocation of the Final Merger Consideration (other than for Purchaser’s obligation to make payment of the Final Merger Consideration in accordance with this Agreement).

(b)           Conversion of Merger Sub’s Capital Stock.  At and as of the Effective Time, each share of Merger Sub’s capital stock shall be converted into one share of Surviving Corporation’s capital stock.  Each certificate evidencing ownership of any such capital stock of Merger Sub shall automatically be deemed to evidence ownership of such interests of the Surviving Corporation.

(c)           Cancellation of Treasury Stock.  Any Company Stock that is owned by the Company and not issued and outstanding as of the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)           Stock Awards.

(i)          At the Closing, each then outstanding Stock Award will, by virtue of the Closing and without further action on the part of the holder thereof, be cancelled and each outstanding Stock Award will be converted into the right to receive an amount in cash (collectively, the “Award Payments”) equal to, (A) in the case of an Option, the product of (x) the number of shares of Common Shares for which such Option is exercisable immediately prior to the Effective Time (whether vested or unvested) and (y) the excess, if any, of the portion of the Final Merger Consideration each share of Common Stock is to receive in accordance with the Distribution Waterfall over the per share exercise price of such Option, as calculated pursuant to the formula set forth on the Award Payments schedule prepared by the Company, as set forth in the Distribution Waterfall, and (B) in the case of an Cash Settled Award, the product of (x) the number of shares of Common Stock referenced in the Cash Settled Award and (y) the portion of the Final Merger Consideration each such referenced share of Common Stock is to receive in accordance with the Distribution Waterfall, as calculated pursuant to the formula set forth on the Award Payments schedule prepared by the Company, as set forth in the Distribution Waterfall, in all cases to be paid in accordance with the original vesting schedule (including any acceleration terms) of each applicable Stock Award.  At the Effective Time all Stock Awards shall terminate and the holders thereof shall be entitled only to payment of the Award Payments on the original vesting dates applicable to the Stock Awards, as in effect immediately prior to the Effective Time, subject to continued service of the Company Awardholder with the Purchaser or an Affiliate of the Purchaser on each applicable vesting date, had such Stock Award not been canceled and extinguished at the Effective Time in accordance with this Section 2.6(d).  For the avoidance of doubt, any portion of the Award Payments payable at the Effective Time shall be included in Aggregate Initial Consideration and all Award Payments shall be included in the Final Merger Consideration.

(ii)         At the Effective Time, Purchaser shall (A) deliver, or (with respect to payments to an employing Subsidiary) cause the Company to deliver, to the Company or the applicable employing Subsidiary thereof, by wire transfer of immediately available funds to an account designated by the Company or the applicable employing Subsidiary, an amount equal to the respective portion of the Award Payments payable at Closing calculated pursuant to the original vesting schedule (including any acceleration terms) of such Stock Awards less the Company Awardholders’ Pro Rata Share of each of the Indemnification Escrow Amount, the Purchase Price Escrow Amount and the Sellers’ Representative Expense Fund; and (B) deliver, or cause the Company to deliver, to the Escrow Agent, the portion of Award Payments payable after Closing (such amount, together with any interest and income earned thereon, the “Award Escrow Fund”). Purchaser shall cause the Company and the applicable employing Subsidiary to distribute the Award Payments payable at Closing to the holders of Stock Awards through the Company’s or the applicable Subsidiaries’ payroll systems as promptly as practicable after the Closing Date, upon delivery of a Letter of Transmittal in a form to be agreed between Purchaser and the Company by the Closing (an “Awardholder Letter of Transmittal”), duly executed and completed in accordance with the instructions thereto. Notwithstanding the foregoing, such portion of the Award Payments payable with respect to Section 102 Options and Section 3(i) Options at Closing shall be transferred at the Effective Time to the Section 102 Trustee, on behalf of the holders thereof, and will be held in trust and released by the Section 102 Trustee pursuant to the applicable provisions of Section 102 and the Israeli Options Tax Ruling (or the Interim Options Tax Ruling, as applicable), subject to the surrender by the holder thereof of a duly executed Awardholder Letter of Transmittal. Any payment or delivery of cash by the Company (at the direction of Purchaser) in satisfaction of Purchaser’s obligation to pay the Aggregate Initial Consideration (whether Award Payments or otherwise) shall be treated as if such payments were made immediately after the Effective Time for purposes of (x) calculation of Aggregate Initial Consideration and (y) determination of Sellers’ liability hereunder.

(iii)        On each scheduled vesting date to occur after the Closing pursuant to the original vesting schedule (including any acceleration terms) of the Stock Award, (A) the Escrow Agent shall disburse to the Company, the applicable employing Subsidiary or the 102 Trustee (with respect to Section 102 Options and Section 3(i) Options), from the Award Escrow Fund for payment to the holder of such Stock Award, and the (B) subject to the provisions of the Israeli Options Tax Ruling, the Section 102 Trustee shall make payment with respect to Section 102 Options and Section 3(i) Options of, in each case, in an amount equal to the Award Payment for the portion of such unvested Option that has vested on such date, as set forth in the Distribution Waterfall.

(iv)        Notwithstanding anything to the contrary in this Agreement, the Award Escrow Fund or Award Payments held by the Escrow Agent shall only be used to make payment to holders of unvested Stock Awards on the applicable scheduled vesting date with respect to such Stock Awards subject to continued service of the Company Awardholder with the Purchaser or an Affiliate of the Purchaser on such scheduled vesting date in accordance with the terms of such Stock Award as in effect immediately prior to the Effective Time, had such Stock Award not been canceled and extinguished at the Effective Time in accordance with Section 2.6(d).  Any portion of the Award Payments held by the Escrow Agent remaining immediately after the last scheduled vesting date of the Stock Awards shall be within five (5) Business Days thereafter transferred to the Payments Administrator, and the Payments Administrator shall disburse such amount to the holders of Common Stock (other than Dissenting Stock) that was issued and outstanding immediately prior to the Effective Time and to the Company, the applicable employing Subsidiary or the 102 Trustee, for further distribution to the holders of Stock Awards that are vested as of the last vesting date of the Stock Awards (assuming the Stock Awards would not have been canceled and extinguished at the Effective Time in accordance with Section 2.6(d)), pro rata, based on the numbers of shares held by each and underlying such holder’s Stock Award, as set forth  in the Distribution Waterfall, which amount shall be treated as an adjustment to the allocation of the Final Merger Consideration for Tax purposes.

(v)         As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing, the Company Board shall adopt all resolutions and take all other actions (as may be necessary or required in accordance with applicable Law, the Company Stock Plan or otherwise to terminate each Stock Award effective as of the Closing, to effectuate all of the actions contemplated by this Section 2.6(d) and to ensure that, from and after the Closing, each outstanding Stock Award canceled pursuant to this Section 2.6(d) shall have no rights with respect thereto, except the right to receive the Award Payments in accordance with this Section 2.6(d), without interest.

2.7           Mechanism of Payment and Delivery of Certificates; Notice to Company Stockholders.

(a)           Not less than ten (10) Business Days prior to the Effective Time, Purchaser shall appoint Acquiom Clearinghouse LLC or another Person reasonably acceptable to the Company to act as the payments administrator (the “Payments Administrator”) and enter into a payments administrator agreement with such Payments Administrator and with the Sellers' Representative, as the representative of the Sellers, in a form to be agreed between Purchaser, the Company and the Sellers’ Representative by the Closing (the “Payments Agreement”) for the purpose of paying the Final Merger Consideration in accordance with the Distribution Waterfall.  At the Effective Time, Purchaser or Merger Sub shall deliver, or Purchaser or Merger Sub shall otherwise take all steps necessary to cause to be delivered, by wire transfer of immediately available funds, to the Payments Administrator, solely for the benefit of the Company Stockholders (other than the holders of Dissenting Stock), cash in an aggregate amount equal to the Aggregate Initial Consideration (less the Sellers’ Representative Expense Fund and the Award Payments payable at Closing pursuant to Section 2.6(d)(ii)) (the “Payment Fund”). The Payment Fund shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.6(a) (including as contemplated by Section 2.7(c)) and shall not be used to satisfy any other obligations of any member of the Company Group.  The Payments Administrator shall make the payments provided for in Section 2.6 (including as contemplated by Section 2.7(c)) out of the Payment Fund.

(b)           To the extent required, the Company shall, as promptly as reasonably practicable after the date hereof (and in any event within ten (10) Business Days after such date), mail or otherwise deliver to each Company Stockholder (i) a letter from the Company with respect to each Company Stockholder who did not execute the Stockholders Consent, (I) providing the notification required by Section 228(e) of the DGCL with respect to the Stockholders Consent and (II) if the right is not waived in the Support Agreement, providing such Company Stockholder with a brief information statement regarding the Company and the transactions contemplated hereby, and a notice in the manner contemplated in Section 262 of the DGCL of such Company Stockholder’s right to dissent to the Merger pursuant to Section 262 of the DGCL, and (ii) the Stockholder Letter of Transmittal and instructions for use in effecting the surrender of the Certificates and payments contemplated by this Section 2.7. The Company shall afford Purchaser a reasonable opportunity to review and comment upon the documents described in this Section 2.7(b) prior to such mailing or delivery and shall consider in good faith Purchaser’s comments thereto.

(c)           To the extent that a Company Stockholder (other than a holder of Dissenting Stock) delivers a Letter of Transmittal in the form of Exhibit G hereto (a “Stockholder Letter of Transmittal”), duly executed and completed in accordance with the instructions thereto, and a certificate representing, immediately prior to the Effective Time, Company Stock (a “Certificate”) or a lost stock affidavit and indemnity (as described in Section 2.7(f)) to the Company prior to the Closing, the Payments Administrator shall pay to such Company Stockholder promptly upon the Closing cash in an amount set forth for such Company Stockholder in the Distribution Waterfall, which amounts shall be paid by the Payments Administrator in accordance with the instructions provided by such Company Stockholder, subject to applicable Tax withholding in accordance with Section 2.8 below.  Following the Closing, upon surrender by a Company Stockholder (other than a holder of Dissenting Stock) to the Payment Administrator of a Certificate, together with a Stockholder Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, such Company Stockholder shall be entitled to receive, as soon as practicable but in no event later than five (5) Business Days after such surrender, in exchange therefor, cash in an amount set forth for such Company Stockholder in the Distribution Waterfall, which amounts shall be paid by the Payments Administrator by check or wire transfer in accordance with the instructions provided by such Company Stockholder, subject to applicable Tax withholding in accordance with Section 2.8 below.  No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate.  If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate was surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer.  Until surrendered in accordance with the provisions of this Section 2.7(c), each Certificate (other than those representing Dissenting Stock or Company Stock to be cancelled pursuant to Section 2.6(c)) shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Final Merger Consideration payable in respect thereof pursuant to Section 2.6(a) in respect of the Company Stock formerly evidenced by such Certificate, without any interest or dividends thereon.

(d)           Any portion of the Payment Fund (i) which relates to any Dissenting Stock or (ii) that remains undistributed to the holders of Company Stock as of the date that is the first (1st) anniversary of the Closing Date, shall be delivered to Purchaser upon demand by Purchaser. Any holders of Company Stock (other than Dissenting Stock) who have not theretofore surrendered their Certificates in accordance with Section 2.7(c) shall thereafter look only to Purchaser for satisfaction of their claims for the Final Merger Consideration payable with respect to the shares of Company Stock previously represented by such Certificates, without any interest thereon.

(e)           Neither Purchaser nor the Surviving Corporation shall be liable to a holder of Certificates or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered or transferred by the first (1st) anniversary of the Closing Date (or immediately prior to such earlier date on which any Final Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Company Stock in respect of such Certificate would otherwise escheat to or become the property of any foreign, federal, state or local governments or governmental agency), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(f)            In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity (in the form attached to the Stockholders Letter of Transmittal) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed Certificate the Final Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.8           Tax Withholding.

(a)           Each of the Company, the Surviving Corporation, Purchaser, the Payments Administrator and the Escrow Agent (each a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Seller, or otherwise pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax law (including Israeli Tax Laws, as set forth in Sections 2.8(b), 2.8(c), 2.8(d) and 2.8(e) below) as reasonably determined by Purchaser; provided, that Purchaser shall provide three (3) Business Days’ advance written notice to any affected Seller prior to deducting or withholding any such amounts. For the purposes of this Section 2.8, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the U.S. or Israel are authorized or required by law or executive order to remain closed.

(b)           With respect to Israeli Tax to be withheld pursuant to applicable Laws, the Aggregate Initial Consideration payable to each of such Company Stockholders (each a “Payee”) hereunder at the Closing (excluding amounts held in the Escrow Funds or the Sellers’ Representative Expense Fund) and any additional amounts paid under Section 2.11, shall be paid to and retained by the Payments Administrator for the benefit of each such Payee for a period of 180 days from Closing, or an earlier date requested in writing by such Payee or as otherwise requested in writing by the ITA (the Payor shall promptly notify the applicable Payee of such written request by the ITA) (the “Withholding Drop Date”) (during which time no Payor shall withhold any Israeli Tax on such consideration, except as provided below or as requested in writing by the ITA), and during which time each Payee may (i) obtain a certification or ruling issued by the ITA in form and substance reasonably acceptable to Purchaser (which for the avoidance of doubt shall include, except with respect to payments to employees or to payments outside of Israel, a certification pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737 – 1977, not specifically referring to the transaction under this Agreement, if applicable to the relevant payments), (x) exempting Payor from the duty to withhold Israeli Taxes with respect to the applicable consideration of such Payee, (y) determining the applicable rate of Israeli Tax to be withheld from the applicable consideration of such Payee or (z) providing any other instructions regarding the payment or withholding with respect to the applicable consideration of such Payee (including transfer of the withholding Tax amount to a trustee) or (ii) solely with respect to the Persons listed in Schedule 2.8(b), provide such other documentation and evidence described in Schedule 2.8(b) (the “Qualified Withholding Certificate”).  In the event that no later than three (3) Business Day prior to a Withholding Drop Date, a Payee submits a Qualified Withholding Certificate, the Payments Administrator shall act in accordance with the provisions of such Qualified Withholding Certificate, subject to any deduction and withholding as may be required to be deducted and withheld under the Code, or any provision of any other state, local or foreign Tax Law (other than Israeli Tax Law).  If any Payee (A) does not provide Purchaser and the Payments Administrator with a Qualified Withholding Certificate, no later than three (3) Business Day prior to a Withholding Drop Date, or (B) submits a written request to Purchaser and the Payments Administrator to release his, her or its portion of the applicable Aggregate Initial Consideration and any additional amounts paid under Section 2.11 held by the Payments Administrator prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate at or before such time then the amount to be withheld from such Payee’s portion of the Aggregate Initial Consideration and any additional amounts paid under Section 2.11 shall be calculated according to the applicable withholding rate (increased by interest and Israeli Consumer Price Index adjustments, as defined in Section 159A of the Israeli Tax Ordinance, for the period between the fifteenth (15th) day of the calendar month following the month during which the Closing occurs and the time the relevant payment is made, and calculated in NIS based on a USD:NIS exchange rate not lower than the representative rate of exchange on the Closing Date) as reasonably determined by Purchaser.  For the avoidance of doubt, in the absence of a Qualified Withholding Certificate that also applies to the applicable portion of the Escrow Funds and the Sellers’ Representative Expense Fund, the calculation of the applicable amount to be withheld from the amount to be paid to a Payee at Closing will also include the applicable amount to be withheld from such Payee’s portion of the Escrow Funds and the Sellers’ Representative Expense Fund. It is hereby clarified that with respect to Company Stock held in trust in accordance with that certain ruling issued by the ITA dated November 13, 2014 (the “Restructuring Ruling”), no Israeli Tax will be withheld by any Payor upon payment of the respective portion of the Aggregate Initial Consideration or the Final Merger Consideration to the trustee holdings such Company Stock and such Restructuring Ruling shall be deemed to be a Qualified Withholding Certificate for the purpose of this Section 2.8.

(c)           Notwithstanding anything to the contrary herein, any payments made to holders of Section 102 Options and Section 3(i) Options will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the fifteenth day of the calendar month following the month during which the Closing occurs, unless the Israeli Options Tax Ruling or the Interim Options Tax Ruling shall have been obtained before the fifteenth day of the calendar month following the month during which the Closing occurs.

(d)           As soon as reasonably practicable after the date hereof, the Company shall cause its Israeli counsel to prepare and file with the ITA an application for a ruling in relation to the Section 102 Options and Section 3(i) Options, confirming, among others, that: (i) the payment of the Award Payments for Section 102 Options, which remain subject to the statutory minimum trust period under such Section 102 will not constitute a violation of the requirements of Section 102 of the Israeli Tax Ordinance; (ii) Purchaser and anyone acting on its behalf, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the Section 102 Trustee in relation to Section 102 Options and Section 3(i) Options; and (iii) that the Escrow Funds and the Sellers’ Representative Expense Fund distributions in respect of Section 102 Options and Section 3(i) Options shall not be subject to Israeli Tax until actually received by the holder thereof; which ruling may be subject to customary conditions regularly associated with such a ruling (the “Israeli Options Tax Ruling”).  If the Israeli Options Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming, among others, that Purchaser and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made to the Section 102 Trustee with respect to Section 102 Options and Section 3(i) Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Options Tax Ruling”).  The Company shall cause its Israeli counsel, accountants and other advisors, to coordinate all activities in relation to obtaining the Israeli Options Tax Ruling (and Interim Options Tax Ruling) with Purchaser and its Israeli counsel and to coordinate any activities with Purchaser and its Israeli counsel, including any written or oral submissions, and meetings with the ITA. Subject to the terms and conditions hereof, the parties shall cooperate to promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable to obtain the Israeli Options Tax Ruling (and Interim Options Tax Ruling) as promptly as practicable. The language of the Israeli Options Tax Ruling (and Interim Options Tax Ruling) shall be subject to the prior written approval of Purchaser or its counsel, which approval will not be unreasonably withheld, conditioned or delayed. Should any meeting be held with the ITA at which Purchaser’s counsel does not attend, Company’s counsel shall provide Purchaser and its counsel with a complete update and summary of such meeting or discussion within one (1) Business Day of such meeting or discussion.

(e)           Notwithstanding anything to the contrary herein, solely with respect to any payments made to non-Israeli tax residents holders of Stock Awards or Company Stock issued upon exercise of Stock Awards, which holders (i) were granted such awards in consideration for work or services performed outside of Israel for the Company or for a non-Israeli Subsidiary of the Company, and (ii) will provide the Payor, at least three (3) Business Days prior to any payment to them a validly executed declaration, in a form attached to the Awardholders Letter of Transmittal, confirming their non-Israeli tax residence and that they were granted such awards in consideration for work or services performed solely outside of Israel for the Company or for a non-Israeli subsidiary of the Company, such payments shall not be subject to any withholding or deduction of Israeli Tax and shall be made through the payroll processing service or system of the relevant employing company, without advanced notice for withholding.

(f)            To the extent that any amounts are deducted or withheld in accordance with this Section 2.8, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be timely remitted to the applicable Governmental Authority.

2.9           No Further Ownership Rights in the Company Stock.  The portion of the Final Merger Consideration paid in respect of the surrender for exchange of Company Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Stock, and, upon the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Stock which was outstanding immediately prior to the Effective Time.

2.10         Repaid Indebtedness; Sellers’ Transaction Expenses.  It is contemplated by the parties that, upon the Closing, all Indebtedness which is listed on the “Repaid Indebtedness Schedule” attached hereto as Schedule 2.10, will be fully repaid (the “Repaid Indebtedness”) and that Purchaser shall make such repayment on behalf of the Company Group at the Closing (to the extent not paid by the Company Group prior to the Closing).  In order to facilitate such repayment, prior to the Closing, the Company shall obtain and deliver to Purchaser executed and effective payoff letters for all Repaid Indebtedness of the Company Group, which payoff letters shall acknowledge the aggregate principal amount and all accrued but unpaid interest constituting the Repaid Indebtedness.  In addition, it is contemplated by the parties hereto that, upon the Closing, all of the Sellers’ Transaction Expenses (to the extent not paid by the Company Group prior to the Closing) will be fully paid, and that such payment will be funded by Purchaser. Subject to the satisfaction of the Company Group’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Purchaser shall make payment of the unpaid Sellers’ Transaction Expenses at the Closing in order to discharge the amounts payable thereunder.

2.11         Working Capital and Cash Adjustment.

(a)           Determination of Closing Adjustment.  No later than four (4) Business Days prior to the Closing, the Company shall provide Purchaser with (i) a good faith estimate of Working Capital as of the Closing (“Estimated Working Capital”), a good faith estimate of the aggregate amount of all Cash of the Company Group as of the Closing (“Estimated Cash”), a good faith estimate of Indebtedness of the Company Group as of the Closing, on a consolidated basis (and, for clarity, without duplications of amounts or items included in Working Capital or excluded from Cash) (the “Estimated Indebtedness”), a good faith estimate of the Sellers’ Transaction Expenses as of the Closing (the “Estimated Sellers’ Transaction Expenses”) and the amount by which the Aggregate Initial Consideration is to be adjusted on account thereof (together with reasonable detail for such estimates and calculations), in each case, prepared in accordance with the methodology set forth on Schedule 1.1(C) and (ii) the Distribution Waterfall reflecting the Aggregate Initial Consideration and any changes in the Company Stock and Stock Awards since the date hereof.  Purchaser shall have an opportunity to provide any comments it may have to the Estimated Working Capital and the Aggregate Initial Consideration to the Company, and the Company shall consider in good faith (unless there is a reasonable basis not to do so) any revisions to the Estimated Working Capital and the Aggregate Initial Consideration as may be reasonably requested by Purchaser prior to the Closing.

(b)           Determination of Post-Closing Adjustment.  No later than seventy-five (75) days following the Closing, Purchaser shall deliver to the Sellers’ Representative the calculation of the actual Working Capital as of the Closing (“Actual Working Capital”) (prepared in accordance with the “Working Capital Schedule” attached hereto), a calculation of the actual Indebtedness of the Company Group as of the Closing Date (“Actual Indebtedness”), a calculation of the actual Sellers’ Transaction Expenses as of the Closing (“Actual Sellers’ Transaction Expenses”) and a calculation of the actual Cash of the Company Group as of the Closing (“Actual Cash”).

(c)           Disputed Final Adjustment.

(i)          No later than thirty (30) days following the delivery by Purchaser of the calculation of Actual Working Capital, Actual Indebtedness, Actual Sellers’ Transaction Expenses and Actual Cash, the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital, Actual Indebtedness, Actual Sellers’ Transaction Expenses and Actual Cash.  During such thirty (30) day period, the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of Purchaser and the Company Group as well as any relevant work papers as it may reasonably request to enable it to evaluate the Actual Working Capital, Actual Indebtedness, Actual Sellers’ Transaction Expenses and Actual Cash; provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Surviving Corporation.  If the Sellers’ Representative accepts the calculation of Actual Working Capital, Actual Indebtedness, Actual Sellers’ Transaction Expenses and Actual Cash determined pursuant to Section 2.11(b), or if the Sellers’ Representative fails within such thirty (30) day period to notify Purchaser of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.11(b) shall be the “Final Working Capital”, the calculation of Actual Indebtedness determined pursuant to Section 2.11(b) shall be the “Final Indebtedness”, the calculation of Actual Sellers’ Transaction Expenses determined pursuant to Section 2.11(b) shall be the “Final Sellers’ Transaction Expenses” and the calculation of Actual Cash determined pursuant to Section 2.11(b) shall be the “Final Cash” which, in each case, shall be deemed final and conclusive and binding.

(ii)         If the Sellers’ Representative disputes the accuracy of the calculation of Actual Working Capital, Actual Indebtedness, Actual Sellers’ Transaction Expenses or Actual Cash, the Sellers’ Representative shall provide written notice to Purchaser no later than thirty (30) days following the delivery by Purchaser to the Sellers’ Representative of the calculation of Actual Working Capital, Actual Indebtedness, Actual Sellers’ Transaction Expenses and Actual Cash (the “Dispute Notice”), setting forth each item that the Sellers’ Representative disputes and the basis for its disagreement therewith. During the thirty (30) day period following delivery of a Dispute Notice, Purchaser and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items.  During such thirty (30) day period and until the final determination of Actual Working Capital, Actual Indebtedness, Actual Sellers’ Transaction Expenses and/or Actual Cash in accordance with this Section 2.11(c)(ii) or Section 2.11(c)(iii), as the case may be (as so determined, or as determined pursuant to Section 2.11(c)(i) above, “Final Working Capital”, “Final Indebtedness,” “Final Sellers’ Transaction Expenses” and “Final Cash,” respectively), the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of Purchaser and the Company Group as it may reasonably request; provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Surviving Corporation.  If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Working Capital, Final Indebtedness, Final Sellers’ Transaction Expenses and Final Cash shall be the amounts agreed upon by them.  If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Purchaser and the Sellers’ Representative shall forthwith jointly request that an accountant, to be mutually agreed to at the time (and if not agreed, such accountant will be a partner of a reputable U.S. national independent certified public accounting firm mutually agreed upon by a partner of each of the respective accounting firms representing Purchaser and the Sellers’ Representative in such dispute) (the “Accounting Arbitrator”) make a binding determination as to the disputed items in accordance with this Agreement.

(iii)        The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Purchaser and the Sellers’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Working Capital, Actual Indebtedness, Actual Sellers’ Transaction Expenses and Actual Cash shall be based solely on the resolution of such disputed items.  The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions.  In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party.  The decision of the Accounting Arbitrator shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Actual Working Capital shall be deemed the “Final Working Capital”, the Accounting Arbitrator’s final calculation of Actual Indebtedness shall be deemed the “Final Indebtedness”, the Accounting Arbitrator’s final calculation of Actual Sellers’ Transaction Expenses shall be deemed the “Final Sellers’ Transaction Expenses” and the Accounting Arbitrator’s final calculation of Actual Cash shall be deemed the “Final Cash”.  The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Purchaser, on the one hand, and the Sellers’ Representative (on behalf of the Sellers, severally and not jointly, in proportion to their pro rata share of the Final Merger Consideration set forth on the Distribution Waterfall (the “Pro Rata Share”)), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.

(d)           Payment following Calculation of Final Working Capital and Final Cash.

(i)          Following the determination of Final Working Capital, Final Indebtedness, Final Sellers’ Transaction Expenses and Final Cash, the Aggregate Initial Consideration shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital in Section 1.1, the Final Indebtedness for the Estimated Indebtedness in Section 1.1, the Final Sellers’ Transaction Expenses for the Estimated Sellers’ Transaction Expenses in Section 1.1 and the Final Cash for the Estimated Cash in Section 1.1 (the “Adjusted Aggregate Initial Consideration”) and if (after taking into account any Upward Closing Working Capital Adjustment or Downward Closing Working Capital Adjustment at the Closing) (A) the Adjusted Aggregate Initial Consideration is greater than the Aggregate Initial Consideration at the Closing, then such difference shall be promptly paid by Purchaser to the Payments Administrator (for further distribution to the Company Stockholders in accordance with their Pro Rata Share) and to the Surviving Corporation, its Subsidiaries or the Section 102 Trustee, as applicable (for the further distribution to the Company Awardholders in accordance with their Pro Rata Share); or (B) the Aggregate Initial Consideration on the Closing Date is greater than the Adjusted Aggregate Initial Consideration, then Purchaser and the Sellers’ Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to Purchaser out of the Purchase Price Escrow Fund the lesser of (x) such difference and (y) the entire amount of the Purchase Price Escrow Fund.

(ii)         In the event that the full amount (if any) by which the Aggregate Initial Consideration on the Closing Date exceeds the Adjusted Aggregate Initial Consideration is greater than the Purchase Price Escrow Fund (such excess, the “Shortfall Amount”), Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to Purchaser, from the Indemnification Escrow Fund, the Shortfall Amount and to the extent that the Shortfall Amount is greater than the Indemnification Escrow Fund, Purchaser shall have no recourse against the Sellers’ Representative, the Sellers or any other Person with respect to such amount that exceeds the Indemnification Escrow Fund.  If there are funds remaining in the Purchase Price Escrow Fund following payment pursuant to this clause (d), Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to pay all such remaining funds to the Payments Administrator (for further distribution to the Company Stockholders in accordance with their Pro Rata Share) and to the Surviving Corporation or the Section 102 Trustee, as applicable (for the further distribution to the Company Awardholders in accordance with their Pro Rata Share).

(iii)        All payments pursuant to this Section 2.11(d) shall be made by wire transfer of immediately available funds to an account designated in advance by the Sellers’ Representative, the Company, the Section 102 Trustee or Purchaser, as applicable, and all such payments and releases from the Purchase Price Escrow Fund or the Indemnification Escrow Fund, as applicable, shall be made on or prior to the fifth (5th) Business Day following: (A) the thirty (30) day period following Purchaser’s delivery of the calculation of the Actual Working Capital, Actual Indebtedness, Actual Sellers’ Transaction Expenses and Actual Cash pursuant to Section 2.11(b) if the Sellers’ Representative does not timely dispute any such amounts pursuant to Section 2.11(c)(i); (B) the date of the Sellers’ Representative’s and Purchaser’s mutual determination of Final Working Capital, Final Indebtedness, Final Sellers’ Transaction Expenses and Final Cash in the event the Sellers’ Representative timely disputes any such amounts pursuant to Section 2.11(c)(i) and the Sellers’ Representative’s and Purchaser’s differences are resolved without the engagement of an Accounting Arbitrator pursuant to Section 2.11(c)(ii); and (C) the date of the Accounting Arbitrator’s determination of Final Working Capital, Final Indebtedness, Final Sellers’ Transaction Expenses and/or Final Cash pursuant to Section 2.11(c)(iii) in the event the Sellers’ Representative timely disputes any such amounts pursuant to Section 2.11(c)(i) and the Sellers’ Representative and Purchaser are unable to resolve their differences pursuant to Section 2.11(c)(ii).

(iv)        Notwithstanding anything in this Section 2.11 to the contrary, if prior to the determination of the Final Working Capital, Final Indebtedness, Final Sellers’ Transaction Expenses and Final Cash, the amounts that are in dispute in accordance with Section 2.11(c) may only result in an increase to the Final Merger Consideration or in a decrease to the Final Merger Consideration in an amount that is less than the Purchase Price Escrow Fund, then Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to pay the remaining Purchase Price Escrow Fund, less such disputed amounts which may result in a decrease of the Final Merger Consideration, to the Payments Administrator (for further distribution to the Company Stockholders in accordance with their Pro Rata Share) and to the Surviving Corporation or the Section 102 Trustee, as applicable (for the further distribution to the Company Awardholders in accordance with their Pro Rata Share).

2.12         Dissenting Stock.

(a)           Notwithstanding any provision of this Agreement to the contrary, including Section 2.6, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders (other than shares of Company Stock that are canceled pursuant to Section 2.6) who shall not have voted in favor of the Merger and adoption of this Agreement or consented thereto in writing and who shall have properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Stock”) shall not be converted into, or represent the right to receive, any portion of the Aggregate Initial Consideration or Final Merger Consideration payable pursuant to the terms of this Agreement.  Such holders of Company Stock shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Stock held by the holders of Company Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Aggregate Initial Consideration and Final Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares or the execution and delivery of a lost stock affidavit to the Company as set forth in Section 2.7(c).  Purchaser shall be entitled to retain any Aggregate Initial Consideration or Final Merger Consideration not paid on account of the Dissenting Stock pending resolution of the claims of such holders, and the remaining Company Stockholders shall not be entitled to any portion of such retained Aggregate Initial Consideration or Final Merger Consideration.

(b)           The Company shall provide (i) Purchaser and the Sellers’ Representative prompt written notice of any demands for appraisal received by the Company, any withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) Purchaser the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.13         No Further Ownership Rights in Shares; Closing of Transfer Books.  At the Effective Time, the transfer books of the Company Stock shall be closed and no transfer of shares of Company Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date as of or after the Effective Time shall be paid to the holder of any unsurrendered shares of Company Stock, including shares of Dissenting Stock.

ARTICLE 3

CONDITIONS TO CLOSING

3.1           Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)           each of the representations and warranties set forth in ARTICLE 6 shall be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualifications) as of the date hereof and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties shall be true and correct in the same manner as of such specified date);

(b)           Purchaser and Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by each of them under this Agreement prior to the Closing;

(c)           any applicable waiting period under the HSR Act (and any extensions thereof) relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(d)           no Law or Order shall have been enacted or entered into after the date hereof that would prevent the consummation of the Merger, nor shall any Law or Order be promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Authority which directly or indirectly prohibits or makes illegal the consummation of the Merger;

(e)           the Escrow Agreement shall have been duly executed by Purchaser and the Escrow Agent;

(f)            Purchaser shall have delivered or caused to be delivered the Aggregate Initial Consideration (less the Sellers’ Representative Expense Fund and the Award Payments payable at the Closing pursuant to Section 2.6(d)) to the Payments Administrator pursuant to the terms of Section 2.7(b);

(g)           Purchaser shall have paid or caused to be paid the Award Payments payable at the Closing to the Company, the applicable employing Subsidiary or the Section 102 Trustee, as applicable, pursuant to Section 2.6(d);

(h)           Purchaser shall have delivered or caused to be delivered the Purchase Price Escrow Amount and the Indemnification Escrow Amount to the Escrow Agent;

(i)            Purchaser shall have delivered the amount of the Sellers’ Representative Expense Fund to the Sellers’ Representative pursuant to Section 8.5(e);

(j)            Purchaser shall have paid, or caused to be repaid, the Repaid Indebtedness and the Estimated Sellers’ Transaction Expenses (to the extent not paid by the Company prior to the Closing); and

(k)           Purchaser shall have delivered to the Company a certificate from an officer of each of Purchaser and Merger Sub in the form set forth as Exhibit E attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.1(a) and (b) have been satisfied.
Any condition specified in this Section 3.1 may be waived by the Company; provided, however, that no such waiver will be effective against the Company unless it is set forth in a writing executed by the Company.

3.2           Conditions to Purchaser’s and Merger Sub’s Obligations.  The obligation of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions on or before the Closing Date:

(a)           (i) the Company Fundamental Representations shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, for those representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such specified date) and (ii) without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers or exceptions, all other representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such dates (except, in each case, for those representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such specified date) except in the case of subclause (ii) where the failure of such representations and warranties to be true and correct would not constitute a Material Adverse Effect;

(b)           the Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing Date;

(c)           since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(d)           any applicable waiting period under the HSR Act (and any extensions thereof) relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(e)           no Law or Order shall have been enacted or entered into after the date hereof that would prevent the consummation of the Merger, nor shall any Law or Order be promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Authority which directly or indirectly prohibits or makes illegal the consummation of the Merger;

(f)            holders of no more than 5% of the outstanding shares of Company Stock shall be holders of Dissenting Stock;

(g)           the Stockholders Consent shall have been executed by holders of 100% of the outstanding shares of Preferred Stock and holders of at least 90% of the outstanding shares of Common Stock;

(h)           the Escrow Agreement shall have been duly executed by the Sellers’ Representative and the Escrow Agent;

(i)            (i) all Employment Agreements with the Key Employees entered into concurrently with or prior to the execution and delivery of this Agreement shall be in full force and effect (subject to the applicable Law); (ii) no Key Employee who entered into an Employment Agreement shall have terminated their employment from the Company Group prior to the Effective Time; (iii) no Key Employee who entered into an Employment Agreement shall have notified Purchaser of such person’s intention of leaving the employ of Purchaser or any of its Subsidiaries (including the Surviving Corporation) following the Effective Time; (iv) no Key Employee who entered into an Employment Agreement shall have notified the Company of (and the Company shall not otherwise have received notice of) such Person’s intention of leaving the employ of Purchaser or any of its Subsidiaries (including the Surviving Corporation) following the Effective Time; and (v) each Key Employee shall be an active employee and report to work on the Closing Date (other than any Key Employee who is on regularly scheduled vacation or on sick leave taken in the ordinary course);

(j)            the Company shall have deleted all customer payment card information stored by the Company and its Subsidiaries and no payment card information will be received by or reach, the Company IT Systems, as of the Closing;

(k)           the following shall have been delivered to Purchaser:

(i)          a certificate from an officer of the Company in the form set forth as Exhibit F attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(i)(iv) and 3.2(j) have been satisfied;

(ii)         certified copies of the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii)        written letters of resignation effective at the Effective Time from each of the current members of the board of directors of each member of the Company Group (other than directors of Brio Animation Ltd. who were not appointed by R2Net Israel Ltd.) (only in their capacities as directors) identified in writing by Purchaser to the Company not less than four (4) Business Days prior to the Closing;

(iv)       duly executed Support Agreements from (A) holders of 100% of the outstanding shares of Preferred Stock and (B) holders of not less than 90% of the outstanding shares of Common Stock;

(v)         a certificate duly executed and acknowledged by an officer of the Company, certifying any facts that would exempt the Merger from withholding under Section 1445 of the Code, together with a copy of any notice required to be sent to the Internal Revenue Service in accordance with Treasury Regulation Section 1.897-2(h)(2) (which required notices, if any, shall be mailed by the Company); and

(vi)        executed payoff letters for any Repaid Indebtedness in a form reasonable satisfactory to Purchaser and all instruments and documents necessary to release any and all Liens securing such Repaid Indebtedness against the Company and any of its Subsidiaries other than Permitted Liens, including appropriate UCC financing statement amendments (termination statements), if applicable.

Any condition specified in this Section 3.2 may be waived by Purchaser, on behalf of Purchaser and Merger Sub; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.

ARTICLE 4

COVENANTS PRIOR TO CLOSING

4.1           Affirmative Covenants.  From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 7, except as otherwise provided in this Agreement or as required by Law, the Company shall and shall cause each other member of the Company Group to:

(a)           conduct the Business in the Ordinary Course of Business;

(b)           use its commercially reasonable efforts to (i) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and (ii) preserve the present relationships with Persons having business dealings with the Company (including clients, customers, and suppliers);

(c)           continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such account other than in the Ordinary Course of Business; and

(d)           cooperate with Purchaser in Purchaser’s investigation of the Business and its properties, to permit Purchaser and its authorized representatives, at the sole cost of Purchaser, to (i) have reasonable access to its premises, books and records, during normal business hours and with reasonable prior written notice, (ii) visit and visually inspect any of its properties during normal business hours and with reasonable prior written notice, and (iii) discuss its affairs, finances and accounts with its key employees; provided that Purchaser shall coordinate all contact with any of the key employees through the Company; provided, further, notwithstanding anything to the contrary in this Agreement, none of the Sellers or the Company shall be required to disclose any information if such disclosure would (A) result in the waiver of any attorney-client or other legal privilege; provided that the Company and its Subsidiaries may only withhold that portion of such information that is reasonably necessary to be withheld in order to preserve such privilege or work product protection and shall use commercially reasonable efforts to provide extracts or summaries of any protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable protection; or (B) contravene any applicable Law; provided, however that the Company will notify Purchaser if it is unable to provide such document or information and the parties hereto will discuss in good faith whether such document or information can be provided in a manner which would not jeopardize any protection or contravene Law.

4.2           Negative Covenants.  From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 7, except (a) as otherwise provided in this Agreement, (b) as set forth on Section 4.2 of the Disclosure Schedule, (c) as required by Law or (d) with the prior written consent of Purchaser, which in case of Sections 4.2(a), (b), (f), (h), (k) and (n) shall not be unreasonably withheld, conditioned or delayed, the Company shall not and shall cause each other member of the Company Group not to:

(a)           transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company (except for Company Stock to be issued upon the exercise of Options outstanding as of the date hereof that are or become vested or exercisable in accordance with their terms as of the date hereof) or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company, other than the grant of Stock Awards from the unallocated portion of the existing pool of 8,352,000 shares of Common Stock reserved for issuance under the Company Stock Plan as of the date hereof, pursuant to the form of award agreement provided to Purchaser prior to the date hereof;

(b)           (i) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or amend the terms of any outstanding securities or the underlying agreements related thereto of the Company; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or other property whether or not in respect of its capital stock other than distribution of dividends to the Sellers from outstanding Cash balances; or (iii) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock of the Company;

(c)           spend or commit to any new capital expenditures (other than capital expenditures already reserved pursuant to the budget for the current fiscal year, on an annual basis) in excess of $200,000, whether individually or in the aggregate;

(d)           sell, lease, assign, license, divest or dispose of or transfer any of its material assets or any portion thereof (other than sales of inventory or obsolete assets or assets with no book value, prepayment of Indebtedness, payment of Sellers’ Transaction Expenses or using outstanding Cash balances for distribution of dividends to the Sellers) or mortgage, surrender, encumber, pledge or subject any of the foregoing to any additional Lien, except for Permitted Liens;

(e)           sell, license, sublicense, covenant not to assert, assign, transfer or otherwise dispose of any Company Owned Intellectual Property (other than with respect to immaterial or obsolete Company Owned Intellectual Property) or Company Software, or disclose any material trade secrets, know-how, or confidential proprietary information of the Company or any of its Subsidiaries to any Person (other than in the Ordinary Course of Business to a Person bound by adequate confidentiality obligations);

(f)            except as otherwise required by any existing Employee Plan or applicable Law and except for the grant of Stock Awards from the unallocated portion of the existing pool of 8,352,000 shares of Common Stock reserved for issuance under the Company Stock Plan as of the date hereof, pursuant to the form of award agreement provided to Purchaser prior to the date hereof, (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, other than routine or annual wage increases in the Ordinary Course of Business for employees with an annual wage rate less than $100,000; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any Employee Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Plan; (v) grant any equity or equity-based compensation awards other than as set forth in Section 4.2(a), above or (vi) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Law); or

(g)           make, change or revoke any Tax election, settle or compromise any Tax Liability, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any claim for a refund of Taxes (other than in the Ordinary Course of Business with respect to refunds of value added Tax), file any amended Tax Return, enter into any closing agreement relating to Taxes, or obtain or request any Tax ruling (other than the Israeli Options Tax Ruling contemplated under, and pursuant to the terms of, this Agreement);

(h)           create, incur, assume or guarantee any Indebtedness;

(i)            make any changes to its accounting principles or practices, other than as may be required by Law, GAAP or generally accepted accounting principles in the jurisdictions of incorporation or formation of the applicable member of the Company Group;

(j)            acquire (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) any interest in any Person;

(k)           amend, modify, elect not to renew or terminate any Material Agreement or enter into any Contract that if entered into prior to the date hereof would have been a Material Agreement, except that if any action under this clause would fall within the other clauses of this Section 4.2 then subject to the exclusions stated therein;

(l)            commence a Legal Proceeding relating to an amount exceeding $50,000;

(m)          settle or compromise any pending or threatened Legal Proceeding;

(n)           amend or authorize the amendment of its certificate of incorporation or bylaws, except as specifically required by this Agreement (including the Certificate of Amendment); or

(o)           agree or commit, whether in writing or otherwise, to do any of the foregoing.

4.3           Reasonable Best Efforts.  Each such party hereto shall, on or prior to the Closing, use its respective reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

4.4           Exclusivity.

(a)           Between the date hereof and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall direct and use its and its Subsidiaries’ reasonable best efforts to cause its investment bankers, attorneys, accountants, agents and other advisors or representatives (collectively, “Representatives”) not to:

(i)          solicit, initiate or knowingly encourage any proposal or offer from any Person (other than Purchaser and its Representatives) relating to an Acquisition Proposal;

(ii)         participate in any discussions or negotiations with any Person regarding any Acquisition Proposal;

(iii)        provide any non-public information or data concerning the Company or the Company Group to any Person in connection with any Acquisition Proposal; or

(iv)        otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b)           The Company shall, and the Company shall cause its Subsidiaries and Representatives to immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal.  The Company will promptly inform the individuals and entities referred to in the preceding sentence hereof of the obligations undertaken in this Section 4.4.

4.5           Regulatory Approval.  Without limiting the generality of Section 4.3:

(a)           Subject to the terms and conditions of this Agreement, Purchaser and the Company shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable following the date hereof, but no later than five (5) Business Days after the date hereof; (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested or required pursuant to any competition or antitrust related legal or regulatory requirements of any competent jurisdiction, commissions or governing bodies (“Antitrust Law”), including the HSR Act; and (iii) request early termination of the initial waiting period under the HSR Act, and otherwise cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Purchaser shall pay all filing fees required under the HSR Act; provided, however, each of the parties hereto shall be solely responsible for and shall bear all of its own other costs and expenses incident to its obligations under and in respect of this Section 4.5 (including the fees and expenses of legal counsel or other Representatives and consultants).

(b)           In connection with the efforts referenced in Section 4.3 and this Section 4.5 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any other Antitrust Law, or any other Law, each of the parties shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry regarding any of the transactions contemplated thereby, including any proceeding initiated by a private party; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) to the extent permitted by Law, permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party.  Purchaser shall consult with the Company with respect to the appropriate strategy relating to the HSR Act and any other applicable Antitrust Laws, and consider the Company’s views in good faith; provided, however, in the event of a disagreement solely during the period ending forty-five (45) days after the date hereof, Purchaser shall, on behalf of the parties, control and lead all substantive communications and make the final determination as to the appropriate strategy relating to the HSR Act and any other applicable Antitrust Laws, subject always to clause (ii) above. The foregoing obligations in this Section 4.5(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.  Notwithstanding anything to the contrary contained in this Section 4.5(b), materials may be redacted: (i) to remove references concerning the valuation of the Company and the Merger; (ii) as necessary to comply with contractual arrangements; and (iii) as necessary to address reasonable privilege concerns; provided, however that the parties will work in good faith to address any confidentiality or privilege concerns to allow such information set forth in clauses “(ii)” and “(iii)” to not be so redacted.

(c)           Without limiting the generality of the foregoing, the parties agree to take all advisable actions and steps to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, by any Governmental Authority in any jurisdiction for which consents, Governmental Licenses, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the transactions contemplated hereby, so as to obtain such consents, Governmental Licenses, authorizations, waivers, clearances, approvals and expirations or terminations of the waiting period.  Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Purchaser or Merger Sub be required to, and the Company shall not, without Purchaser’s prior written consent, (A) sell, license, divest or dispose of or hold separate any entities, assets or businesses of Purchaser, the Company or their respective Affiliates or Subsidiaries, (B) terminate, amend or assign existing relationships or contractual rights or obligations of Purchaser, the Company or their respective Affiliates or Subsidiaries, (C) change or modify any course of conduct regarding future operations of Purchaser, the Company or their respective Affiliates or Subsidiaries, (D) otherwise take actions that would limit the respective freedom of action of Purchaser, the Company or their respective Affiliates or Subsidiaries with respect to, or their ability to retain, one or more of their respective businesses, assets or rights or interests therein, (E) execute settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, or (F) commit to take any such actions in the foregoing clauses (A) through (E) (each a “Regulatory Condition”).  If any Regulatory Condition agreed to by Purchaser requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, Purchaser hereby consents to the taking of such action by the Company.  Nothing in this Agreement shall require any party hereto to take or agree to take, or cause to be taken, any action with respect to its assets, business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Company, the Sellers, Purchaser, Merger Sub or any of their Affiliates be obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Authority challenging or seeking to restrain, prohibit or place conditions on the consummation of the transactions contemplated hereby or the ownership or operation by the Sellers, Purchaser, Merger Sub, the Company or any of their respective Affiliates of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted.

4.6           Consents.  Subject to the terms and conditions of this Agreement, each party hereto shall, and shall cause its Affiliates to cooperate with each other in any reasonable manner and to use its reasonable best efforts to make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated hereby and to obtain each consent (if any) required to be obtained pursuant to any Contract by such party in connection with the transactions contemplated hereby, provided, that such cooperation shall not include any requirement of the Company Group to expend money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party.  Notwithstanding anything to the contrary herein, Purchaser agrees that the Sellers and the Company Group shall not have any Liability whatsoever to Purchaser (and Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such Contract or other agreement as a result thereof.

4.7           Representation and Warranty Insurance Policy.  In connection with the transactions contemplated hereby, Purchaser intends to obtain, and the Company shall, and shall cause each of its Subsidiaries to, reasonably cooperate with Purchaser prior to the Closing in order to obtain a purchaser-side representations and warranties insurance policy (the “Representation and Warranty Policy”) to provide additional coverage for Purchaser with respect to Losses suffered or incurred from claims under Section 9.2(a)(i) and Section 9.2(a)(iii) subject to the other provisions in Article 9 applicable to such Losses and claims; provided, that the failure by Purchaser to obtain such a Representation and Warranty Policy by the Closing shall not in any manner increase the liability of the Sellers or the Company otherwise applicable under the provisions in Article 9 hereof and, in the event of such failure to obtain the Representation and Warranty Policy, the cost of the insurance policy (or any portion thereof) shall not be considered a Sellers’ Transaction Expense.

4.8           Purchaser’s Affirmative Covenants.  From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 7, Purchaser shall continue perform its obligations under the Sterling Agreement (as defined in the Disclosure Schedule), including utilizing the Company’s selling system, in the ordinary course of business consistent with past practice.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY GROUP

The Company hereby represents and warrants to Purchaser and Merger Sub, subject to the disclosures set forth on the Disclosure Schedule delivered to Purchaser concurrently with the execution of this Agreement (the “Disclosure Schedule”) (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates except to the extent it is reasonably apparent on the face of such disclosure that such disclosure relates to another section or schedule) as follows:

5.1           Organization and Power; Subsidiaries and Investments.

(a)           Each member of the Company Group is duly organized, validly existing, and where applicable, in good standing under the laws of the jurisdiction of its organization.  Each member of the Company Group has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.  Except as set forth in Section 5.1(a) of the Disclosure Schedule no member of the Company Group owns or controls (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.

(b)           Except as set forth in Section 5.1(b) of the Disclosure Schedule, each member of the Company Group is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed in Section 5.1(b) of the Disclosure Schedule, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires such member of the Company Group to be so qualified, except where the failure to be so qualified or authorized and in good standing is not material to the Business.  Each member of the Company Group has all requisite corporate power, authority and legal capacity to carry on its business as now conducted.  The Organizational Documents of each member of the Company Group, which have previously been furnished to Purchaser, reflect all amendments thereto, and are correct and complete in all respects. No member of the Company Group is in breach or default of any material obligation under its Organizational Documents. No Company Group is a “breaching company” (within the meaning of Section 362.A of the Israeli Companies Law, 1999).

(c)           Except as set forth in Section 5.1(c) of the Disclosure Schedule, the Company has no Indebtedness.

5.2           Authorization.

(a)           The execution, delivery and performance by the Company Group of this Agreement, the other agreements contemplated hereby to which it is a party and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the members of the Company Group, as the case may be, and no other act or proceeding on the part of any member of the Company Group, their respective governing bodies or stockholders is necessary to authorize the execution, delivery or performance by the Company Group of this Agreement or any other agreement contemplated hereby to which it is a party or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby to which it is a party upon execution and delivery by the members of the Company Group, as applicable, will each constitute, a legal, valid and binding obligation of such member of the Company Group, enforceable against such Person in accordance with its respective terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general principles of equity.

(b)           The affirmative vote or written consent of the holders of (i) a majority of the outstanding shares of Preferred Stock and (ii) a majority of the outstanding shares of Common Stock, are the only votes or consents of any class or series of capital stock of the Company necessary (under the Company Charter and Bylaws, the DGCL or otherwise) for the adoption and approval of this Agreement and the transactions contemplated by this Agreement. All actions taken by any member of the Company Group relating to the solicitation and obtaining of written consents from holders of Company Stock with respect to the Merger have been and will be taken in compliance with all Laws and in accordance with the fiduciary duties of the Company’s directors.

(c)           As of the Closing Date, the Company has obtained valid waivers of any rights by other parties to purchase any shares of Company Stock required in connection with the transactions contemplated by this Agreement.

(d)           The terms and conditions of this Agreement, including Article 2 and the Distribution Waterfall, are in compliance with the terms and conditions, and the rights of the Company Stockholders, in each case as set forth in (i) the Company Charter and Bylaws, (ii) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 25, 2017, by and among the Company and the Company Stockholders, (iii) the Amended and Restated Voting Agreement, dated as of March 25, 2017, by and among the Company and the Company Stockholders and (iv) the Amended and Restated Investors’ Rights Agreement, dated as of April 25, 2017, by and among the Company and the Company Stockholders.

5.3           Capitalization.  The total authorized capital stock of the Company is 234,915,738 shares of Company Stock, consisting of (a) 58,530,369 shares of Common Stock and (b) 76,385,369 shares of Preferred Stock.  Section 5.3 of the Disclosure Schedule sets forth a correct and complete list of all holders of Company Stock as of the date hereof, and sets forth opposite each such holder’s name the number, class and series of Company Stock owned of record by each such holder as well as percentage ownership on an as converted basis of all outstanding stock and on a fully diluted basis, and including any shares of restricted stock, and collectively, such holders own of record all of the issued and outstanding Company Stock.  All of the issued and outstanding equity of each member of the Company Group has been validly issued, fully paid and non-assessable and was not issued in violation of any Contracts, pledges, calls, puts, right of first refusal, subscription right, pre-emptive right or other similar right.  No outstanding securities of a Subsidiary of the Company are owned by a Person other than the Company or a wholly-owned Subsidiary of the Company. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any member of the Company Group.  (i) Section 5.3 of the Disclosure Schedule sets forth as of the date hereof, each outstanding Stock Award, including the name of the holder, the date of grant, the amount of Common Stock issuable upon exercise or settlement, the exercise price per share for Options, vested status, the vesting schedule, whether an Option is a Section 102 Options or Section 3(i) Options, the term and the expiration date and (ii) the Distribution Waterfall will state each outstanding Stock Award to be granted after the date hereof and prior to the Closing, together with the information described in clause (i) of this sentence. In addition, with respect to Section 102 Options (and any resulting Company Stock) granted to Israeli taxpayers prior to the date hereof (including former Israeli taxpayers), Section 5.3 of the Disclosure Schedule sets forth true, correct and complete information regarding the date on which the Section 102 Options were deposited with the Section 102 Trustee (both with respect to the deposit of the board resolution and the deposit of the award agreement). All Cash Settled Awards outstanding as of the date hereof and granted after the date hereof and prior to the Closing, are and shall be exempt from Section 409A of the Code.

5.4           Absence of Conflicts.  Except as set forth in Section 5.4 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under the Company Charter and Bylaws, or any other Organizational Documents, founder, shareholder or similar agreements, as amended or supplemented, of any member of the Company Group; (b) violate, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Material Agreement; or (c) require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law or Order (except for the filing and recordation of the Certificate of Merger as required by the DGCL and any such actions required by the HSR Act or any other Antitrust Law).

5.5           Financial Statements.

(a)           Section 5.5 of the Disclosure Schedule contains true, correct and complete copies of the audited consolidated balance sheets of the Company Group as of  December 31, 2016 (the “Latest Balance Sheet”) and December 31, 2015 (together with the Latest Balance Sheet, the “Audited Balance Sheets”), and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the annual period then ended and (ii) the unaudited trial balances including balance sheet and income statement accounts of the Company as of the end of each month from January 2017 to June 2017 and the unaudited statements of cash flows for the six (6) month period ended June 30, 2017 (the “Unaudited Financial Statements”, together with the Audited Balance Sheets, the “Financial Statements”).

(b)           Each of the Financial Statements is accurate and complete in all material respects and presents fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company Group throughout the periods covered thereby, all  in accordance with GAAP consistently applied with past practices of the Company (except that the Unaudited Financial Statements are not in accordance with GAAP, are subject to normal year-end adjustments and reclassifications and lack footnote disclosure and other presentation items.

5.6           Absence of Certain Developments.  Except as set forth in Section 5.6 of the Disclosure Schedule since the date of the Latest Balance Sheet until the date hereof, (a) the Company has conducted the Business only in the Ordinary Course of Business and (b) there has not been a Material Adverse Effect.  Without liming the generality of the foregoing, since the date of the Latest Balance Sheet, no member of the Company Group has taken any action which, had it been taken after the date of this Agreement, would be prohibited by the terms of Sections 4.2(c), 4.2(d), 4.2(e), 4.2(f), 4.2(h) and 4.2(j).

5.7           Real Property.

(a)           Leased Real Property.  Section 5.7(a) of the Disclosure Schedule sets forth the address of each Leased Real Property of the Company Group as of the date hereof (“Real Property Leases”). The real property demised by the Real Property Leases constitutes all of the real property leased by the Company Group. No real property is owned by any member of the Company Group. Except as set forth in Section 5.7(a) of the Disclosure Schedule, with respect to each Real Property Lease: (i) such lease is legal, valid, binding and enforceable against the parties to such lease, is in full force and effect and has not been modified and the Company Group holds a valid and existing leasehold interest under each Real Property Lease; (ii) the transactions contemplated hereby do not require the consent of any other party to any of the Real Property Leases and will not result in a breach of or default under such Real Property Lease; and (iii) no member of the Company Group, or to the Knowledge of the Company, any other party thereto is (with or without the lapse of time or the giving of notice, or both) in material breach or default under any such Real Property Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease.

(b)           Real Property Used in the Business.  The Leased Real Property identified in Section 5.7(a) of the Disclosure Schedule comprises all of the real property used in the operation of the Business.  No member of the Company Group has a fee interest in any real property.

5.8           Title to Tangible Assets.  One or more members of the Company Group owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the material tangible assets shown on the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet.

5.9           Contracts and Commitments.

(a)           Section 5.9(a) of the Disclosure Schedule sets forth as of the date hereof a list of the following Contracts to which any member of the Company Group is a party or by which any of their assets or properties are bound (each, a “Material Agreement”):

(i)          any Contract which provides for the sale of products or services by any member of the Company Group and under which the undelivered balance of such products or services has a sale price in excess of $200,000 other than purchase orders in the Ordinary Course of Business;

(ii)         any Contract with Material Vendors;

(iii)        any Contract relating to Indebtedness of the Company Group or any guaranty by any member of the Company Group of any obligation in respect of borrowed money excluding intercompany agreements among members of the Company Group (but including those intercompany agreements with Brio Animation Ltd.) only;

(iv)        employment or consulting agreements providing for aggregate cash payments to any Person in any calendar year in excess of $100,000;

(v)         any Contract with a Governmental Authority (other than for public utilities and similar services);

(vi)        any Contract (A) between a member of the Company Group, on the one hand, and any Affiliate of the Company Group (other than the Company or any of its Subsidiaries), on the other hand and (B) between Brio Animation Ltd. or its founders, on the one hand, and any other member or Affiliate of the Company Group, on the other hand;

(vii)       any collective bargaining agreement or Contract with any labor union;

(viii)      any Contract imposing any restriction on the right or ability of the Business, solicit any customer, employee or other service provider or any member of the Company Group to engage in any line of business or compete (A) with any other Person or (B) in any area;

(ix)        any Contract with respect to any partnership or joint venture or any Contract involving the sharing of revenues or profits;

(x)         any Contract granting any rights of first refusal, rights of first negotiation or similar rights to any Person;

(xi)        any Contract which contains a “most favored nation” clause;

(xii)       any “take or pay” Contract or Contract that contains any minimum purchase commitment;

(xiii)      any Contract that requires the Company or any of its Subsidiaries to deal exclusively with any Person or group of related Persons;

(xiv)      any broker, distributor, merchandising, sales representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract;

(xv)       any Contract which contains any grant of a license or covenant not to assert granted by any third party to any member of the Company Group with respect to any Intellectual Property or Software (other than any license of off-the-shelf Software on standard terms for an annual or one-time fee of no more than $25,000) (“Licensed Intellectual Property”);

(xvi)      any Contract which contains any grant of a license or covenant not to assert granted by any member of the Company Group to any third party with respect to any Intellectual Property or Company Software;

(xvii)     any Contract providing for royalty payments to any Person in any calendar year;

(xviii)    any Contract that contains any provision requiring the Company or any of its Subsidiaries to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the Ordinary Course of Business pursuant to the Company’s standard form agreement(s));

(xix)       any Contract pursuant to which any member of the Company Group is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $250,000;

(xx)        any Contract relating to the acquisition or disposition of any material business, stock or assets that has purchase price payments or adjustments, “earn-outs” or similar obligations that are still in effect; and

(xxi)       any other Contract material to the Company and not disclosed in the foregoing clauses (i) through (xx).

(b)           Except as set forth on Section 5.9(b) of the Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries is in default under any provision of any Material Agreement, and to the Knowledge of the Company, no other party to any Material Agreement is in breach of or default under any provision thereunder, and no event has occurred that with or without notice or lapse of time or both would constitute a breach or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereunder, in each case, other than breaches or defaults that are not material under such Material Agreement; (ii) no party to any Material Agreement has exercised any termination right with respect thereto and no party has given notice to the Company or any of its Subsidiaries of any dispute with respect to any Material Agreement; (iii)  each Material Agreement is valid, binding, in full force and enforceable against the Company or one or more members of the Company Group, as applicable, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (B) general principles of equity; and (iv) true, correct and complete copies of all Material Agreements, together with all amendments, modifications or supplements thereto have been made available to Purchaser prior to the date hereof.

(c)           The Company is not a guarantor or indemnitor of any Indebtedness of any other Person.

5.10         Intellectual Property.

(a)           Section 5.10(a) of the Disclosure Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property and pending patent applications and other applications for registration of Intellectual Property, (ii) registered copyrights, (iii) internet domain names and social media accounts, and (iv) material unregistered Marks, each owned by any member of the Company Group (“Scheduled Intellectual Property”), including with respect to each, (A) the owner of each such item of Scheduled Intellectual Property, (B) the jurisdictions in which each such item of Scheduled Intellectual Property has been issued, registered or otherwise arises or in which any such application for such issuance or registration has been filed, and (C) the registration or application date, as applicable. All Scheduled Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b)           One member of the Company Group is the sole and exclusive owner of all right, title and interest in and to all Company Owned Intellectual Property and possesses sufficient legal right, title and interest to all other Intellectual Property as the same is used by any member of the Company Group in the conduct of the Business, free and clear of all Liens.  The conduct of the Business and the Company Software (other than Company Software exclusively licensed to the Company) and services marketed or sold by any member of the Company Group do not infringe, misappropriate or otherwise violate, and within the past six (6) years, have not infringed, misappropriated or otherwise violated, any third party license or Intellectual Property rights of any third party.  With respect to Company Software exclusively licensed to the Company, the preceding sentence is made to the Knowledge of the Company.

(c)           No member of the Company Group is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding either (i) involving a claim of infringement, misappropriation or other violation by any third party against any member of the Company Group, or (ii) challenging the ownership, use, validity or enforceability of any Company Owned Intellectual Property or Company Software.  No member of the Company Group has received any written notice of such claims, threats or challenges within the past six (6) years alleging that the operation of the Business has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party and, to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim, threat or challenge.

(d)           No Company Owned Intellectual Property or Company Software (other than Company Software exclusively licensed to the Company), or, to the Knowledge of the Company, Company Software exclusively licensed to the Company, is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Intellectual Property or Software.

(e)           To the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property, and, except as indicated in Section 5.10(e) of the Disclosure Schedule, during that past six (6) years no such claims have been made by any member of the Company Group and, to the Knowledge of the Company, no third party has used any Marks owned by the Company in any manner that is likely to cause confusion with or dilution of the Marks used in the operation of the Business.

(f)            The Company Owned Intellectual Property and Licensed Intellectual Property, when used within the scope of the applicable license, include all of the Intellectual Property necessary and sufficient to enable the Company Group to conduct the Business as currently conducted.

(g)           The Company Group has taken security measures to protect the secrecy, confidentiality and value of all trade secrets, know-how and confidential proprietary information included in the Company Owned Intellectual Property and Company Software, which measures are reasonable in the industry in which the Company Group operates.  No trade secret, know-how or confidential proprietary information of the Business has been authorized to be disclosed or has been actually disclosed by any member of the Company Group to any former or current employee, independent contractor, consultant or other third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Intellectual Property or Software.

(h)           Each member of the Company Group has executed valid and enforceable written agreements with each of its respective former and current employees, independent contractors and consultants involved in the development of Intellectual Property for the Company Group, pursuant to which each such Person has (i) agreed to hold all trade secrets, know-how and confidential proprietary information of the Company Group in confidence both during and after such Person’s employment or retention, as applicable, (ii) validly, under applicable governing Law, assigned to a member of the Company Group all of such Person’s right, title and interest in and to all Intellectual Property and Software created or developed for the Company Group or used in the Company Owned Intellectual Property, as applicable, pursuant to a valid and enforceable written agreement, and (iii) waived all rights thereto, including moral rights and rights to any compensation including royalties.  Except as set forth in Section 5.10(h) of the Disclosure Schedule, no former or current employee, independent contractor or consultant employed or retained, as applicable, by any member of the Company Group is entitled to remuneration based on the Company Group’s use of the Intellectual Property created by such employee, independent contractor or consultant.  All current and former Israeli employees of the Company Group involved in the development of Intellectual Property or Software for the Company Group have expressly and irrevocably waived the right to receive compensation in connection with “Service Inventions” as required under Section 134 of the Israeli Patent Law, 5727-1967.

(i)            A member of the Company Group owns or has a valid right to access and use pursuant to a valid written agreement, all computer systems, networks, hardware, Software, databases, websites and equipment used by or on behalf of the Company Group in connection with the Business (“Company IT Systems”).  The Company IT Systems operate and perform in all material respects as required in connection with, the operation of the Business and, to the Knowledge of the Company, do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants, or effects that (i) materially disrupt or adversely affect the functionality of any Company IT System, or (ii) enable or assist any third party to access, without authorization, any Company IT System.

(j)            Section 5.10(j) of the Disclosure Schedule contains a complete and accurate list of all material Software owned, purported to be owned or exclusively licensed to the Company Group (“Company Software”), and for each item, the owner of such Software.

(k)           Section 5.10(k) of the Disclosure Schedule contains a complete and accurate list of all open source Software used by the Company Group or incorporated into the Company Owned Intellectual Property.  No Person has incorporated any open source Software in, or used any open source Software in connection with, any Software developed, licensed, distributed, used or otherwise exploited by the Company Group, including the Company Software (other than Company Software exclusively licensed to the Company) and to the Knowledge of the Company, Company Software exclusively licensed to the Company, in a manner that requires the contribution, licensing, attribution or disclosure to any third party of any portion of the source code of any Software developed, licensed, distributed, used or otherwise exploited by or for the Company Group or that would otherwise diminish or transfer the rights of ownership in any Company Owned Intellectual Property, or to the Knowledge of the Company, Company Software, to any third party.  The Company Group is in compliance in all material respects with the terms and conditions of all relevant licenses for open source Software used in the Business.

(l)            No government funding, facilities, or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Owned Intellectual Property or Company Software (other than Company Software exclusively licensed to the Company) or to the Knowledge of the Company, Company Software exclusively licensed to the Company and no Governmental Authority, university, college, other educational institution or research center has submitted to the Company any written, or, to the Knowledge of the Company, other, claim or has a right in or to the Company Owned Intellectual Property or Company Software.  No rights have been granted to any Governmental Authority with respect to any Company Owned Intellectual Property or Company Software. Without limiting the generality of the foregoing, no member of the Company Group has applied to any Governmental Authority for any grant or incentive, including the Israeli Innovation Authority, or has any outstanding obligations under any governmental grants or other incentives, including, without limitation the payment of any royalties to any Governmental Authority.  To the Knowledge of the Company, no former or current employee, independent contractor, or consultant of the Company Group who contributed to the creation or development of any Company Owned Intellectual Property or Company Software has performed services for the government or a university, college, other education institution or research center while also performing services for any member of the Company Group.

(m)          Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the loss or impairment of Purchaser’s right to own or use any of the Company Owned Intellectual Property or Company Software, (ii) result in the payment of any additional consideration for Purchaser’s right to own or use any of the Company Owned Intellectual Property or Company Software, or (iii) require Purchaser or any of its Subsidiaries to license any of its owned or licensed Intellectual Property.

(n)           Each member of the Company Group, and any third party acting on behalf of any member of the Company Group, (i) has at all times complied in all material respects with the applicable Company Group’s policies regarding Personal Information, privacy and data security, including all privacy policies and similar disclosures published on the Company Group’s websites or otherwise communicated to third parties (“Company Privacy Policies”), (ii) has complied in all material respects with all Privacy Laws (including any registration requirements) and (iii) has complied in all material respects with all contractual commitments that the Company Group has entered into with respect to Personal Information. No member of the Company Group is party to or the subject of any pending action that alleges that any member of the Company Group or any third party acting on its behalf has violated any Privacy Laws, and no member of any Company Group has received any written notice of any claims, investigations, or alleged violations of Privacy Laws or Company Privacy Policies with respect to Personal Information collected or possessed by or on behalf of, or otherwise subject to the possession or control of, the Company Group.

(o)           Each member of the Company Group and, to the Knowledge of the Company, any third party acting on its behalf, has at all times taken commercially reasonable steps to protect the security, confidentiality and integrity of Personal Information in its possession or control against loss and against unauthorized access, use, modification, disclosure or other misuse, consistent with practices in the industry in which the Company Group operates with respect to technical and physical security of such Personal Information.  The Company Group has safeguards in place to protect Personal Information in its possession or control from unauthorized access, use or disclosure, including by its employees, independent contractors and consultants.  To the Knowledge of the Company, there have been no data breaches or incidents involving any Personal Information collected or possessed by or on behalf of, otherwise subject to the possession or control of, the Company Group and there has been no unauthorized access to, disclosure of, or other misuse of any Personal Information collected or possessed by or otherwise subject to the possession or control of the Company Group.  The Company Group has not identified any material privacy or data security issues. No member of the Company Group or, to the Knowledge of the Company, any third party acting on its behalf or direction has (i) paid any perpetrator of any data breach incident or cyber-attack or (ii) paid any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person.

(p)           The Company has not unlawfully or in a manner contrary to any of the Company’s obligations to third parties under the Company Privacy Policies disclosed any Personal Information collected, held or controlled by the Company Group or through the Company Software which identifies, could be used to identify or is otherwise identifiable with an individual, to any third-party service providers, outsourcers, processors, customers or other users of Personal Information.  Except for disclosures of information required by Privacy Law and authorized by the provider of Personal Information, or as provided for in the Company Privacy Policies, no member of the Company Group has sold, rented or otherwise made available, and does not sell, rent or otherwise make available, to third parties any Personal Information.  The Company Group has registered all databases with the relevant authorities insofar as such registration is required under applicable Law.

(q)           Pursuant to Company Privacy Policies, the Company has the right to transfer the Personal Information to the Purchaser in connection with the transactions contemplated by this Agreement and such transfer will not violate any applicable Privacy Laws.  No member of the Company Group is subject to any contractual requirements or, to the Knowledge of the Company, other legal obligations that, following the Closing, would prohibit the Company Group or Purchaser from receiving or using Personal Information in the manner in which the Company Group receives and uses such Personal Information prior to the Closing.

5.11         Governmental Licenses.  Section 5.11 of the Disclosure Schedule contains a complete listing of all Governmental Licenses of the Company Group.  Except as indicated in Section 5.11 of the Disclosure Schedule, one or more members of the Company Group owns or possesses all right, title and interest in and to all of the Governmental Licenses that are necessary to own and operate the Business as presently conducted except for those the failure of which to own or possess would not be material to the Business.  Each member of the Company Group is in compliance with the material terms and conditions of such Governmental Licenses and since January 1, 2014, has not received any written notice that it is in violation of any of the terms or conditions of such Governmental Licenses.

5.12         Litigation; Proceedings.  There is no, and since January 1, 2014, there has been no Legal Proceedings pending or, to the Knowledge of the Company, threatened (a) against any member of the Company Group or any of their respective assets or the Business, or to which any member of the Company Group is otherwise a party or (b) relating to this Agreement or the transactions contemplated hereby.  To the Knowledge of the Company, there is no reasonable basis for such Legal Proceeding against any member of the Company Group relating to this Agreement or the transactions contemplated hereby.  There has not been since January 1, 2014, nor is there currently, any Order or Legal Proceeding initiated by the Company or any member of the Company Group and pending against any other Person.

5.13         Compliance with Laws.  Except as set forth in Section 5.13 of the Disclosure Schedule, each of the Company and its Subsidiaries is, and since January 1, 2014 has been, in compliance, in all material respects, with all Laws applicable to the Company, its Subsidiaries and the Business.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is currently under investigation with respect to the violation of any Laws.  No notice has been received by the Company or any of its Subsidiaries alleging a violation of or Liability or potential responsibility under any such Law, which is pending or remains unresolved.

5.14         Environmental Matters.  Each member of the Company Group is and, at all times during the past three (3) years, has been in compliance with all Environmental Laws except where the failure to comply would not have a Material Adverse Effect.  No member of the Company Group has, at any time during the past three (3) years, received any written notice or claim regarding any violation of, or any Liability under, any Environmental Law with respect to the operations, properties or facilities of the Company Group, the subject of which could reasonably be expected to result in any member of the Company Group incurring material Liabilities.  No member of the Company Group has released any hazardous or toxic substance in violation of any Environmental Laws or in a manner that could reasonably be expected to give rise to any material Liability.  This Section 5.14 contains the sole and exclusive representations and warranties of the Sellers and the Company Group with respect to any environmental matters, including any arising under any Environmental Laws.

5.15         Employees.

(a)           Section 5.15(a) of the Disclosure Schedule sets forth (i) a true, correct and complete list of all service providers and employees (including any employee on leave or layoff status and including title and position) of the Company Group as of the date hereof; (ii) the base compensation or wage rate of each such Person as of the date hereof; (iii) the aggregate amount of all bonuses, commissions or similar remuneration paid to such Person for the fiscal year ended December 31, 2016; (iv) such Person’s status as employee, independent contractor or other status; (v) and the entity to which they provide services and (vi) with respect to employees in Israel, whether or not such employees are under a Section 14 Arrangement.

(b)           The Company and each member of the Company Group are in compliance, and since January 1, 2014, have been in compliance, in all material respects with all applicable Laws relating to the employment of labor, relating to the terms and conditions of employees, employment practices, discrimination, sexual harassment, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, wages, hours, social benefits contributions, fringe benefits, employee benefits, incentives, severance pay, collective bargaining, civil rights, immigration, workers’ compensation and the collection and payment of withholding or social security taxes and any similar tax, including, without limitation, The Advance Notice of Discharge and Resignation Law, (5761-2001), The Notice to Employee (Terms of Employment) Law (5762-2002), The Prevention of Sexual Harassment Law (5758-1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011 and The Employment of Employee by Manpower Contractors Law (5756-1996).  There are no administrative charges or court complaints pending or, to the Knowledge of the Company, threatened against any member of the Company Group before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.  No individual who has performed services for any member of the Company Group has been improperly excluded from participation in any Employee Plans and no member of the Company Group has incurred and does not reasonably expect to incur, any current or contingent Liability with respect to any misclassification of any person as an independent contractor rather than as an employee or as exempt rather than non-exempt.

(c)           During the past three (3) years no member of the Company Group has experienced any union organization attempts, labor disputes or material work stoppage or material slowdowns due to labor disagreements. There is no labor strike, material dispute, work stoppage or slowdown pending or, to the Knowledge of the Company, threatened against the Company Group.  No member of the Company Group is a party to any labor or union agreement and no employee of the Company Group is represented by any labor organization. During the past three (3) years no member of the Company Group has implemented any employee layoffs that could implicate the WARN Act and the Company Group has complied with the WARN Act.  The Company Group is not and never was a member of any employers’ association or organization, and no employers’ association or organization has made any demand for payment of any kind from the Company Group.

(d)           Solely with respect to employees, consultants or independent contractors of the Company Group who reside or work in Israel or whose employment or engagement is otherwise subject to the Law of the State of Israel (“Israeli Employees”): (i) neither the Company nor any of its Subsidiaries has or is subject to, and no Israeli Employee of the Company Group benefits from, any extension order (tzavei harchava) or any Contract or arrangement with respect to employment or termination thereof (other than extension orders applicable to all employees in Israel or in the industry in which the Company Group operates), (ii) the Company Group’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law-1963 and vacation pursuant to the Israeli Annual Leave Law-1951 and Contract have been satisfied or have been fully funded by contributions to appropriate insurance funds or accrued on the Company’s financial statements to the extent required under, and in accordance with, GAAP, (iii) the Company Group has not engaged any Israeli Employees whose employment would require special approvals, licenses or other authorization from any Governmental Authority, (iv) all amounts that the Company Group is legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Tax Ordinance and Israeli National Insurance Law, health insurance or otherwise have, in each case, been duly deducted, transferred, withheld and paid, (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice and applicable Law), (v) all Israeli Employees have entered into written employment agreements or consultant agreements with the Company Group, (vi) the Israeli Subsidiaries are and have been in compliance with Section 14 of the Severance Pay Law -1963 (the “Section 14 Arrangement”), with respect to employees indicated to be subject to Section 14 Arrangement in Section 5.15(a) of the Disclosure Schedule, (vii) there are no unwritten policies, practices or customs of the Company or any of its Subsidiaries that could reasonably be expected to entitle any Israeli Employee to benefits materially in addition to what such Israeli Employee is entitled under applicable Laws or under the terms of such Israeli Employee's employment agreement (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable Laws) and (viii) the Company has made available to Purchaser (1) true, correct and complete copies of (A) all currently valid agreements with Israeli Employees, and Israeli human resource contractors, service agreements in the field of cleaning, catering, security and protection, manpower contractors including their licenses or with Israeli consultants, sub-contractors or freelancers; and (B) all currently valid manuals and written policies relating to the employment or engagement with any Israeli Employees; and (2) a correct and complete summary of all unwritten policies, procedures and the Company Group's customs regarding employment and termination of Israeli Employees, including any kind of cash based components which are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension. Section 5.15(a) of the Disclosure Schedule sets forth a complete list of all Israeli Employees and their current status (e.g., employee or consultant and employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable Law), title and/or job description, work location, start date, material compensation, base compensation (monthly base salary or hourly wage rate, and overtime consideration as applicable), commission/bonuses and all fringe benefits, including, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the base salary for such contributions, whether such employee is subject to the Section 14 Arrangement (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary), notice period entitlement and legal status for purposes of eligibility to work in the jurisdiction in which they perform their services.  Other than the Israeli Employees’ salary, the Company Group’s employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intent and purposes, including for their social contributions.

5.16         Employee Benefit Plans.

(a)           Except as set forth in Section 5.16(a) of the Disclosure Schedule with respect to current or former employees, independent contractors or directors of the Company Group, no member of the Company Group maintains, contributes to or has any obligation to contribute to, or has any Liability with respect to any (i) qualified defined contribution or defined benefit plans which are employee pension benefits plan (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) (the “Employee Pension Plans”); (ii) employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) (“Employee Welfare Plans”); or (iii) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) or any other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, commission, stock purchase, employee stock ownership, equity-based, severance, change in control, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, which the Company Group sponsors or maintains for the benefit of its current or former employees, contractors or directors, or with respect to which the Company Group has any direct or indirect present or future Liability (the “Other Plans”). Except as set forth in Section 5.16(a) of the Disclosure Schedule, the Company Group does not participate in, contribute to, or have any obligation with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”).  No member of the Company Group maintains or has any obligation to contribute to any funded or unfunded Employee Pension Plan, Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post‑retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or similar Laws. Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan (other than any Multiemployer Plan) shall be referred to herein collectively as the “Employee Plans.”

(b)           With respect to each Employee Plan, the Company Group has provided a true, correct and complete copy of the following documents, to the extent applicable: (i) all plan documents, including any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) for the three most recent plan years, (A) the IRS Form 5500 and all schedules thereto or other annual report, (B) audited financial statements and (C) actuarial or other valuation reports; (iii) the most recent summary plan descriptions and other material communications to employees regarding the Employee Plans and (iv) written summaries of all non-written Employee Plans.

(c)           Except as set forth in Section 5.16(c) of the Disclosure Schedule, neither the Company Group nor any of their respective ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any Liability in respect of, (i) an Employee Pension Plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any (i) Multiemployer Plan, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA).  No Employee Plan is subject to Section 401 of the Code.

(d)           There are no pending or, to the Knowledge of the Company, threatened claims, actions, suits, audits, inquiries or proceedings (other than routine claims for benefits) by or on behalf of any Employee Plan or any trusts which are associated with such Employee Plans and to the Knowledge of the Company, no factors or circumstances exist that could reasonably be expected to give rise to any such claims, actions, suits, audits, inquiries or proceedings. None of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority or agency. No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other Laws.

(e)           Except as set forth in Section 5.16(e) of the Disclosure Schedule, the Employee Plans have been established, maintained, funded and administered in all material respects in accordance with their terms and the applicable Laws, including, but not limited to the requirements of ERISA and the Code.

(f)            Except as set forth on Section 5.16(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Plan, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company Group or under any Employee Plan.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code

(h)           Each Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without material liability to any of the Company Group or Purchaser (other than ordinary administration expenses or Liabilities in accordance with applicable Law).

5.17         Tax Matters.

(a)           Except as set forth in Section 5.17(a) of the Disclosure Schedule, each member of the Company Group has timely filed all income and franchise Tax Returns and all other material Tax Returns required to be filed by it, all such Tax Returns are true and accurate in all material respects and all Taxes payable with respect to such Tax Returns have been paid.  The Company Group has made available to Purchaser copies of all income and franchise Tax Returns filed with respect to the Company Group for taxable periods ended on or after December 31, 2014 and all examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group with respect to such taxable periods.

(b)           Except as set forth in Section 5.17(b) of the Disclosure Schedule:

(i)          no member of the Company Group has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof;

(ii)         no member of the Company Group has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date other than automatic extensions taken in accordance with past practice, including U.S. federal and state tax extensions;

(iii)        there is no action, suit, taxing authority proceeding or audit now in progress or, to the Knowledge of the Company, threatened against or with respect to any member of the Company Group with respect to any Tax;

(iv)        no member of the Company Group (A) has been a member of an Affiliated Group (other than a group of which such entity is or was the common parent) or (B) has any Liability for Taxes of any Person (other than any member of the Company Group) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise by operation of Law;

(v)         no member of the Company Group is a party to or bound by any Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement, except to the extent such agreement was entered into in the Ordinary Course of Business and not primarily related to Taxes, or such agreement is solely with other members of the Company Group;

(vi)        no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to any member of the Company Group;

(vii)       no member of the Company Group has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable;

(viii)      no member of the Company Group has engaged in any “listed transaction” under Treas. Reg. § 1.6011-4(b)(2);

(ix)        no member of the Company Group will be required to include material amounts in income, or exclude material items of deduction, in a taxable period beginning after the Closing Date which was realized (or reflects economic income or items of expense arising) prior to the Closing  as a result of (A) Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting occurring prior to the Closing, (B) an election made under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) prior to the Closing, (C) an installment sale or open transaction disposition made prior to the Closing, (D) a prepaid amount received prior to the Closing, other than such prepaid amounts received in the Ordinary Course of Business and set forth in Section 5.17(b)(ix) to the Disclosure Schedule, (E) deferred revenue accrued prior to the Closing, other than such deferred revenue accrued in the Ordinary Course of Business and set forth in Section 5.17(b)(ix) to the Disclosure Schedule or (F) a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing;

(x)         no member of the Company Group is currently or, at any time during the last five (5) years, has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(xi)        the Company Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code;

(xii)       no member of the Company Group has requested a private letter ruling from the Internal Revenue Service or comparable rulings from any other governmental authority;

(xiii)      each of the non-U.S. Subsidiaries is a “controlled foreign corporation” as defined in Section 957(a) of the Code, has never been a “passive foreign investment company” as defined in Section 1297 of the Code and is not subject to U.S. federal income Tax under any provision of the Code.  No member of the Company Group (or beneficial owner thereof) would be required to include any material amount as income under Section 951 of the Code were the taxable year of 2017 deemed to close on the Closing Date. As of the Closing, no non-U.S. member of the Company Group will hold any assets that constitute U.S. property within the meaning of Section 956 of the Code. No member of the Company Group has transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. No member of the Company Group is subject to any gain recognition agreement under Section 367 of the Code.  For U.S. federal, state and local income Tax purposes, each member of the Company Group has at all times since its inception had the tax classification specified on Section 5.17(b)(xiii) of the Disclosure Schedule;

(xiv)      no member of the Company Group: (A) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction other than its place of incorporation or formation or (B) is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a source of income in that jurisdiction. The members of the Company Group are, and have been at all relevant times, in substantial compliance with all applicable transfer pricing Laws and regulations, and have maintained all material documentation required (under Section 482 of the Code and any other applicable federal, state, local or foreign Laws and regulations), if any, for all transfer pricing arrangements;

(xv)       no written claim has ever been made by any taxing authority in a jurisdiction where a member of the Company Group does not file Tax returns that it is or may be subject to taxation by that jurisdiction. No member of the Company Group has ever been subject to Tax in any country other than its jurisdiction of incorporation by virtue of being treated as a resident of or having a permanent establishment or other place of business in that country. The Company is a resident for tax purposes in its jurisdiction of incorporation only and the Company's majority of assets are located in the United States;

(xvi)      there are no circumstances or any reason why the Company would be considered as tax resident in any jurisdiction other than in its jurisdiction of incorporation; and

(xvii)     no member of the Company Group has any material liability for payment of any amounts as a result of the application of any escheat or unclaimed property laws.

(c)           Each member of the Company Group has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes from payments made or deemed made to any Person and have duly and timely withheld and paid over to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable Laws.

(d)           Certain Israeli Tax Matters.

(i)          No member of the Company Group, nor to the Knowledge of the Company, any Company Stockholder or Company Awardholder, is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Israeli Tax Ordinance.

(ii)         The Company is not required to register in Israel for Israeli Value Added Tax (“Israeli VAT”) purposes pursuant to applicable Law.  Each of the Israeli members of the Company Group has duly and timely collected all amounts on account of any Israeli VAT required by applicable Laws to be collected by it, and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Laws. Each of the Israeli members of the Company Group have not deducted any input Israeli VAT, received refund Israeli VAT or claimed zero rate Israeli VAT that it was not so entitled to deduct, receive or claim, as applicable, under applicable Laws.

(iii)        No member of the Company Group has applied or received approval for any Tax incentive under the Law for Encouragement of Capital Investments, 1959.

(iv)        No member of the Company Group (i) has ever participated or engaged in any transaction listed in Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder, (ii) has ever taken a tax position that is subject to reporting under Section 131E of the Israeli Tax Ordinance, or (iii) has ever obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Tax Ordinance.

(v)         Each Israeli member of the Company Group has not received a final tax assessment from the ITA for any of its tax years for any reason, including corporate tax, withholding tax, Israeli VAT and social security other than the statute of limitation according to the Israeli Tax Ordinance.

(vi)        No member of the Company Group is subject to any restrictions or limitations pursuant to any Tax ruling issued by the ITA.

(vii)       The prices and terms for the provision of any related party transaction as defined in the relevant transfer pricing Laws entered into by the Company Group are at arm’s length for purposes of such Laws and all related documentation if required by such Laws has been timely prepared or obtained and retained. The Company Group complies, and has always been compliant with the requirements of Section 85A of the Israeli Tax Ordinance and the regulations promulgated thereunder.

(viii)      No member of the Company Group is, or has ever been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.

(ix)        The Company Stock Plan has been filed by the Company with the ITA under Section 102 for grant of awards through a trustee under the Capital Gains Tax Route and has been approved by ITA or deemed approved by ITA due to the passing of time. All Section 102 Options and Company Stock originating from 102 Options issued under the Company Stock Plan have been granted and/or issued, as applicable, pursuant to the applicable requirements of Section 102 including: (1) the filing of applicable documents with the ITA; (2) the appointment of an authorized trustee to hold the awards under the Company Stock Plan; and (3) the due deposit of such awards with such trustee pursuant to the terms of Section 102 and the rules and regulations promulgated thereunder and any written tax circulars or publications issued by the ITA concerning this matter (including the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012).

(x)         Except as set forth in Section 5.17(d)(x) of the Disclosure Schedule, there are no Tax rulings, requests for rulings (including any “taxation decision” (Hachlatat Misui) from the ITA), or closing agreements relating to Taxes to which the Company Group, or applying to the Company Group.

Notwithstanding anything to the contrary herein, nothing in this Section 5.17 is or shall be construed as a representation or warranty with respect to the amount, value or condition of, or any limitations on, any net operating losses, net capital losses, research and development, research and experimentation, investment, foreign or other Tax credits or similar Tax assets and attributes (“Tax Attributes”), or the ability of Purchaser or any of its Affiliates to utilize such Tax Attribute after the Closing; and in no event shall Purchaser or any of its Affiliates have any right to indemnification under this Agreement with respect to any Losses related thereto.

5.18         Brokerage.  There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by any member of the Company Group.

5.19         Affiliate Transactions.  Except for (a) advances to employees, officers and directors for expenses incurred in the Ordinary Course of Business, (b) equity, option or employment agreements with any employee, officer or consultant of any member of the Company Group, (c) any benefits under any Employee Plan and (d) any inter-company agreements among the Company and/or any of its Subsidiaries, no officer, director, stockholder or Affiliate of the Company (i) is a party to any Contract, commitment or transaction with any member of the Company Group or has any material interest in any material property used by any member of the Company Group, (ii) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, nor has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, such Person (other than payments due to such Persons in the Ordinary Course of Business in their capacity as employees or consultants of the Company), (iii) is involved in any business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral), (iv) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries or (v) solely with respect to officers, directors or Affiliates of the Company, to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries.

5.20         Insurance.  Section 5.20 of the Disclosure Schedule sets forth a complete list of each insurance policy or other arrangement (including self-insurance and interests in insurance pools and programs) to which any member of the Company Group is a party, a named insured or otherwise the beneficiary of coverage (the “Policies”).  All of such Policies are legal, valid, binding and enforceable and in full force and effect and none of the Company nor any of the Company’s Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach or default with respect to its obligations under such Policies (including with respect to payment of premiums). The Company has made available to Purchaser a true and complete copy of the material claims history for each Policy during the three-year period ending on the date hereof.  No written notice of cancellation or nonrenewal, in whole or in part, with respect to any such Policy has been received by the Sellers or any member of the Company Group.

5.21         Vendors.  Section 5.21 of the Disclosure Schedule sets forth a complete list of the thirty (30) largest vendors of the Company as measured by the dollar amount of purchases thereby (the “Material Vendors”), during the fiscal year ended December 31, 2016 and the six months ended June 30, 2017.  No Material Vendor has canceled or otherwise terminated its relationship with the Company or any other member of the Company Group, or materially and adversely changed the pricing or terms of any Material Agreement, or made any written threat to, or otherwise notified the Company or any other member of the Company Group that it intends to, cancel or otherwise terminate its relationship with the Company or any other member of the Company Group or materially and adversely change the pricing or other terms of any Material Agreement.  Since December 31, 2017, none of the Material Vendors has failed, or has notified any member of the Company Group that it intends to fail, to fulfill orders for more than 10% of the aggregate units ordered by any member of the Company Group.

5.22         Product Liability.  The Company Group does not have a material liability resulting from (i) the failure of products sold by the Company Group to be designed, marketed or sold in conformity with the applicable product specifications, applicable express and implied warranties and Law or (ii) any injury to individuals or property as a result of the ownership, possession or use of any product designed, marketed or sold by or on behalf of any member of the Company Group.

5.23         Trade.  Each member of the Company Group: (i) has been, since January 1, 2012, and is in compliance with applicable U.S. Export and Import Laws, and has not made a voluntary disclosure with respect to any violation of any such Law, (ii) has been, since January 1, 2012, and is in compliance with applicable foreign Export and Import Laws, and (iii) has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and foreign Export and Import Laws for the conduct of its Business.

5.24         OFAC.  No member of the Company Group (i) is a person, or is located in a country or territory (except in connection with business operations authorized by the regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”)), that is subject to any applicable economic sanctions, including, but not limited to, those administered by OFAC (collectively, “Sanctions”), (ii) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person who is subject or target of Sanctions, including, but not limited to, those Persons and entities listed in OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List (except pursuant to and as authorized by advisory opinions of, or licenses granted by, the regulations administered by OFAC), (iii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions (except pursuant to and as authorized by advisory opinions of, or licenses granted by, the regulations administered by OFAC), or (iv) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any of the foregoing clauses of this section.  The Company Group has at all times been in compliance with Sanctions Laws and regulations.

5.25         Compliance with Diamonds, Gemstones and Jewelry Regulations.  The Company is, and at all times has been, in compliance in all material respects with all applicable Laws relating to diamonds, gemstones and Jewelry administration (including, without limitations, the Supervision of Diamonds Law, Import and Export, 1979, the Kimberley Process, the Clean Diamond Trade Act and the Rough Diamonds Control Regulations).  All provided diamonds have been purchased by the Company Group from sources, who are, to the Knowledge of the Company, registered dealers and Kimberley certified and not involved in funding conflict and are in full compliance with the United Nations resolutions and all other similar applicable regulation governing such matters.  The Company has not received any written notice of or been charged with the violation of any such Law.  The Company has not been under investigation, with respect to the violation of any such Laws.

5.26         Anti-Money Laundering, Anti-Corruption and Anti-Bribery Laws.  Neither the Company Group nor any of its directors, officers, employees, nor, to the Knowledge of the Company, any agent or other Person acting for or on behalf of the Company Group has directly or indirectly, (a) made, offered or promised to make or offer any unlawful payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.; the Money Laundering Control Act, the Bank Secrecy Act (as amended by the USA PATRIOT Act), or any other applicable anti-money laundering, anti-corruption or anti-bribery Laws (including Laws based on the Anti-Bribery Convention of the Organization for Economic Co-operation and Development, Title 5 of the Israeli Penalty Law (Bribery Transactions) and the Israeli Prohibition on Money Laundering Law – 2000).  The Company Group has adopted and maintained “know-your-customer,” “know-your-supplier,” and anti-money laundering programs and reporting procedures, and has complied in all material respect with the terms of such programs and procedures for detecting and identifying money laundering.

5.27         Disclaimer.  Except as expressly set forth in this ARTICLE 5, none of the Sellers or any member of the Company Group makes any representation or warranty, express or implied, at Law or in equity and any such other representations or warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose.  Notwithstanding anything to the contrary, (a) none of the Sellers or any member of the Company Group shall be deemed to make to Purchaser any representation or warranty other than as expressly made by such Person in this Agreement and (b) none of the Sellers or any member of the Company Group make any representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company Group or any member thereof, or (ii) except as expressly covered by a representation and warranty contained in this ARTICLE 5, any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to any Seller or any member of the Company Group.

5.28         No Additional Representations.  The Company Group and the Sellers hereby acknowledge and agree to Purchaser’s and Merger Sub’s disclaimer in Section 6.7.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Purchaser and Merger Sub represent and warrant as follows:

6.1           Organization and Power; Ownership of Merger Sub; No Prior Activities.

(a)           Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their respective obligations hereunder and thereunder.

(b)           Purchaser owns 100% of the issued and outstanding stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

6.2           Authorization.  The execution, delivery and performance by Purchaser and Merger Sub of this Agreement, the other agreements contemplated hereby to which Purchaser or Merger Sub, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action and no other corporate act or proceeding on the part of Purchaser or Merger Sub, or their respective board of directors (or equivalent governing body) or stockholders or members, as applicable, is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby to which Purchaser or Merger Sub, as applicable, is a party and the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby to which Purchaser or Merger Sub, as applicable, is a party upon execution and delivery by Purchaser and Merger Sub will each constitute, a legal, valid and binding obligation of Purchaser and Merger Sub, enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (b) general principles of equity.

6.3           Absence of Conflicts.  The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the other agreements contemplated hereby to which Purchaser or Merger Sub, as applicable, is a party and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under the Organizational Documents of Purchaser or Merger Sub; (b) violate, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material Contract to which Purchaser or Merger Sub is a Party (c) require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law or Order (except for the filing and recordation of the Certificate of Merger as required by the DGCL and any such actions required by the HSR Act or any other Antitrust Law), except where such failure to give notice, to file, or to obtain any such authorization, consent, approval or exemption would not reasonably be expected to materially impair the ability of Purchaser or Merger Sub to enter into and perform its obligations under this Agreement.

6.4           Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or Merger Sub, at Law or in equity, or before or by any Governmental Authority, which would adversely affect Purchaser’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.5           Brokerage.  Except for J.P. Morgan Securities LLC, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser or Merger Sub (or their respective officers, directors, employees or agents).

6.6           Financing.  On the Closing Date, Purchaser and Merger Sub will have sufficient unrestricted cash on hand and available credit facilities to pay all amounts required to be paid by Purchaser and Merger Sub at the Closing pursuant to the terms of this Agreement, and to pay all of its related fees and expenses.  Neither Purchaser nor Merger Sub has reason to believe that such available cash (including cash from available credit facilities) shall not be available on the Closing Date.  In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s or Merger Sub’s obligation to consummate the transactions contemplated hereunder. Purchaser’s and Merger Sub's obligations hereunder to consummate the transactions contemplated hereunder are not, in any way, subject to or conditioned upon, Purchaser’s or Merger Sub's obtaining of funds.

6.7           Disclaimer.  Except as expressly set forth in this ARTICLE 6, neither Purchaser nor Merger Sub makes any representation or warranty, express or implied, at Law or in equity and any such other representations or warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose.  Notwithstanding anything to the contrary, (a) neither Purchaser nor Merger Sub shall be deemed to make to the Company any representation or warranty other than as expressly made by such Person in this Agreement and (b)  neither Purchaser nor Merger Sub make any representation or warranty to the Company with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of Purchaser or Merger Sub, or (ii) except as expressly covered by a representation and warranty contained in this ARTICLE 6, any other information or documents (financial or otherwise) made available to the Company or its counsel, accountants or advisors with respect to Purchaser or Merger Sub.

6.8           No Additional Representations.  Purchaser hereby acknowledges and agrees to the Company’s disclaimer in Section 5.27.

ARTICLE 7

TERMINATION

7.1           Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)            by mutual written consent of Purchaser and Merger Sub, on the one hand, and the Company, on the other hand;

(b)           by Purchaser and Merger Sub providing written notice to the Company if there has been a breach of the representations and warranties or covenants and agreements by the Company set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 3.2(a) or 3.2(b) to be satisfied (but not waived) (so long as Purchaser and Merger Sub have provided the Company with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) thirty (30) days following the date of such notice of breach and (ii) the Termination Date);

(c)           by the Company, providing written notice to Purchaser and Merger Sub if there has been a breach of the representations and warranties or covenants and agreements by Purchaser or Merger Sub set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 3.1(a) or 3.1(b) to be satisfied (but not waived) (so long as the Company has provided Purchaser and Merger Sub with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) thirty (30) days following the date of such notice of breach and (ii) the Termination Date);

(d)           by either Purchaser and Merger Sub, on the one hand, or the Company, on the other hand, in the event that (i) any permanent injunction or action by any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby becomes final and nonappealable, (ii) any Law makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or (iii) consummation of the transactions contemplated hereby would violate any nonappealable final Order of any Governmental Authority having competent jurisdiction; or

(e)           by either Purchaser and Merger Sub, on the one hand, or the Company, on the other hand, if the transactions contemplated hereby have not been consummated within 120 days following the date hereof (the “Termination Date”); provided that a party shall not be entitled to terminate this Agreement pursuant to this subsection (e) if that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time

7.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability hereunder on the part of any party hereto (other than pursuant to the second sentence of Section 8.2 (Press Releases and Announcements; Confidentiality), Section 8.3 (Expenses), and ARTICLE 10 which shall survive any such termination), provided that nothing herein shall relieve any party hereto from Liability in connection with intentional or willful breaches of this Agreement prior to the time of such termination.

ARTICLE 8

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1           Mutual Assistance.  Each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

8.2           Press Release and Announcements; Confidentiality.  Unless required by Law or the rules of any stock exchange upon which the relevant party’s securities are listed, (in which case each of Purchaser and the Company, or following the Closing, the Sellers’ Representative shall, to the fullest extent permitted by Law, consult with the other party prior to any such disclosure as to the form and content of such disclosure), (a) from and after the date hereof until the Closing, no announcements to the employees, customers or suppliers of the Business or other releases of information related to this Agreement or the transactions contemplated hereby, and (b) from and after the date hereof (through the Closing Date), no press releases or other public disclosure related to this Agreement or the transactions contemplated hereby, in each case, will be issued or released without the consent of both Purchaser and the Company, or following the Closing Date, the Sellers’ Representative, except as reasonably necessary for the Company to obtain the consents and approvals of third parties contemplated by this Agreement.  Notwithstanding the foregoing, (i) Purchaser shall be permitted to issue a press release or otherwise make any public announcement or filing of or concerning this Agreement or the transactions contemplated hereby; provided, that Purchaser provides the Sellers’ Representative a reasonable opportunity to review such press release or other public announcement or filing and considers in good faith any comments thereto, (ii) this Section 8.2 shall not apply to any press release or other public disclosure made by the Company or the Purchaser which is consistent with prior disclosure and does not contain any information relating to the transactions contemplated hereby that has not been previously announced or made public in accordance with the terms of this Agreement and (ii) after the public announcement of the Merger, the Sellers’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Sellers’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein. The parties hereto acknowledge that following the date hereof, that certain mutual confidentiality agreement by and between the Company and Purchaser, dated as of January 16, 2017 (the “Confidentiality Agreement”), shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.  The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.

8.3           Expenses.  Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided that Purchaser shall be solely responsible for all filing fees under the HSR Act.

8.4           Further Assurances.  Each of the parties hereto shall, and shall cause its Affiliates to execute and deliver such further instruments and take, or cause to be taken, such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby.  Each such party hereto shall, on or prior to the Closing, use their respective commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.  Subject to Section 4.5, as promptly as practicable as of the date hereof, Purchaser, Merger Sub and the Company (a) shall make all filings and give all notices reasonably required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement and (b) shall use commercially reasonable efforts to obtain third-party consents required in connection with the Merger.

8.5           Sellers’ Representative.

(a)           The Sellers, by approving the principal terms of the Merger (including by executing the Support Agreements), hereby constitute and appoint Shareholder Representative Services LLC as the Sellers’ Representative. For purposes of this Agreement, the term “Sellers’ Representative” shall mean the sole and exclusive representative, true and lawful agent, proxy and attorney-in-fact of the Sellers for all purposes of this Agreement, the Escrow Agreement and the Payments Administrator Agreement, with full power of substitution or re-substitution and authority on each Seller’s behalf, notwithstanding any dispute or disagreement among the Sellers after the Closing (i) to consummate the transactions contemplated herein, (ii) to pay such Seller’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement to the extent funds are available in the Sellers’ Representative Expense Fund, (iii) to receive, give receipt and disburse the Sellers’ Representative Expense Fund received hereunder on behalf of or to such Seller and each other Seller and to holdback from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) to execute and deliver on behalf of such Seller all documents contemplated herein and any amendment or waiver hereto after the Closing, (v) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (vi) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement, including without limitation, disputes regarding Estimated Working Capital and any adjustment pursuant to Section 2.11, (vii)  to give and receive notices on behalf of the Sellers and (viii) to do each and every act and exercise any and all rights which such Seller is, or the Sellers collectively are, permitted or required to do or exercise under this Agreement.  The Sellers, by approving the Merger and/or accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Sellers might or could do in person.  Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity or bankruptcy of any Seller.

(b)           Purchaser shall be entitled to conclusively rely on all decisions, actions, consents, instructions taken or omitted to be taken by the Sellers’ Representative, all of which decisions, actions, consents, instructions or omissions shall be legally binding upon the Sellers. Solely as between the Sellers’ Representative and the Sellers, all decisions, actions, consents and instructions taken or omitted to be taken by the Sellers’ Representative shall be final and binding upon all the Sellers and no Seller shall have any right to object, dissent, protest or otherwise contest the same without derogating from any other agreement that the Sellers have with the Sellers’ Representative. Neither the Sellers’ Representative nor any agent employed by Sellers’ Representative shall incur any Liability with respect to any action or omission of the Sellers’ Representative in connection with the Sellers’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto except for actions or omissions constituting fraud, bad faith or willful misconduct.  The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller.  The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c)           The Sellers shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom the Sellers’ Representative may retain to assist in carrying out Sellers’ Representative’s duties hereunder.  The Sellers shall indemnify, defend and hold harmless the Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative shall reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Sellers’ Representative by the Sellers, any such Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Sellers’ Representative Expense Fund, and (ii) the amounts in the Escrow Funds at such time as remaining amounts would otherwise be distributable to the Sellers; provided, that while this section allows the Sellers’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise. In no event shall the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative under this Section.  The foregoing indemnities shall survive the Closing and the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

(d)           In the event that the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities or resigns from such position, the Company Stockholders holding, prior to the Closing, at least 70% of the Company Stock shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Sellers’ Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representative.

(e)           At the Effective Time, Purchaser shall deliver to the Sellers’ Representative an amount equal to $250,000 (the “Sellers’ Representative Expense Fund”) to be held in a segregated client account to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein. The Sellers shall not receive any interest or earnings on the Sellers’ Representative Expense Fund and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative shall not be liable for any loss of principal of the Sellers’ Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Sellers’ Representative shall hold these funds separate from its corporate funds, shall not use these funds for its operating expenses or any other corporate purposes and shall not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative shall distribute any remaining balance of the Sellers’ Representative Expense Fund to the Payments Administrator for further distribution to the Sellers in accordance with their respective Pro Rata Share. For Tax purposes, the Sellers’ Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

(f)            It is acknowledged by each of the parties hereto that the Company Group have retained Meitar Liquornik Geva Leshem, Tal (“Sellers’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Sellers’ Counsel for conflict of interest or any other purposes as a result thereof.  The parties hereby agree that, in the event that a dispute arises between Purchaser, the Company or any of their respective Affiliates and Sellers’ Representative or any of its Affiliates, Sellers’ Counsel may represent Sellers’ Representative in such dispute even though the interests of Sellers’ Representative may be directly adverse to Purchaser, any member of the Company Group or any of their respective Affiliates and even though Sellers’ Counsel may have represented a member of the Company Group in a matter substantially related to such dispute, and Purchaser, the Company and their respective Affiliates hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation by Sellers’ Counsel. Each of the parties further agrees that, as to all pre-Closing communications among Sellers’ Counsel, any member of the Company Group, and any Seller in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Sellers’ Representative, and may be controlled by Sellers’ Representative and shall not pass to or be claimed by Purchaser, the Company Group or any of their respective Affiliates.  Purchaser and the Company agree to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 8.5(f).

8.6           Directors and Officers Insurance.

(a)           The Surviving Corporation and its Subsidiaries shall (and Purchaser shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”), true, complete and correct copies of which have been provided to Purchaser prior to the Closing.

(b)           In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Surviving Corporation and its Subsidiaries (and Purchaser shall cause Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Organizational Documents of the Company and its Subsidiaries as of the date hereof and during such six (6)-year period, such provision shall not be repealed, amended or otherwise modified in any manner that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law; provided, that there shall be no obligation of any successor or permitted assign of the Surviving Corporation or any of its Subsidiaries to amend any of its Organizational Documents to comply with this Section 8.6(b).

(c)           Prior to the Effective Time, at Purchaser’s sole cost and expense, the Company may purchase a six (6)‑year “tail” prepaid policy on the D&O Insurance at up to 200% of the annual premium policy.  If such option is not available, then Purchaser shall at Closing purchase, at its sole cost expense, a tail policy providing those Persons who are currently covered by the Company or any of its Subsidiaries’ directors’ and officers’ liability insurance policies with coverage in amount and scope not less favorable than the Company’s existing coverage for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date; provided, however, that Purchaser shall not be required to expend more than 200% of the annual premium amount currently expended by the Company for coverage as of the date of this Agreement.

(d)           If Purchaser or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation or entity shall assume all of the obligations of Purchaser and the Surviving Corporation set forth in this Section 8.6; provided, however, that there shall be no obligation of any successor or assign to amend its Organizational Documents.

(e)           The obligations set forth in this Section 8.6 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 8.6(c) (and their heirs and Representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 8.6(c) (and their heirs and Representatives).  Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 8.6(c) (and their heirs and Representatives) are intended to be third party beneficiaries of this Section 8.6, with full rights of enforcement as if a party thereto.  The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 8.6(c) (and their heirs and Representatives)) under this Section 8.6 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Organizational Documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries or applicable Law (whether at Law or in equity).

(f)            The Liability of Purchaser, the Surviving Corporation and their respective Subsidiaries under this Section 8.6 shall be joint and several.

(g)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 8.6 is not prior to or in substitution for any such claims under such policies.

8.7           Employee Matters.

(a)           From and after the Effective Time, the Surviving Corporation shall (and Purchaser shall cause the Surviving Corporation to) honor all Employee Plans (other than equity incentive arrangements, but, for clarity, without derogating from any payments due pursuant to Section 2.6(d)) in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating, or from causing the Surviving Corporation to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(b)           For a period of one (1) year following the Effective Time, the Surviving Corporation shall (and Purchaser shall cause the Surviving Corporation to) provide to each continuing employee of the Company Group, to the extent such employee was employed immediately prior to the Effective Time and continues to be employed by the Surviving Corporation (“Continuing Employee”), compensation, benefits and severance payments (other than equity based benefits) to each such employee that, taken as a whole, and subject to such employee’s consent (if such consent is required under applicable law), that are not less favorable in the aggregate to the compensation, benefits (including allocations to provident funds and education funds) and severance payments (other than equity based benefits and individual employment agreements) provided to Continuing Employees immediately prior to the Effective Time.

(c)           The Surviving Corporation shall (and Purchaser shall cause the Surviving Corporation to) operate all Employee Plans that are cash incentive and other annual bonus arrangements (other than equity incentive arrangements) (collectively, “Bonus Plans”), as applicable, for 2017 in accordance with the terms of such incentive and other annual bonus arrangements; provided that performance goals under such Bonus Plans may be reasonably adjusted by the Surviving Corporation in good faith to reflect the consummation of the transactions contemplated hereby.

(d)           To the extent that a plan that is comparable to an Employee Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Purchaser shall cause the Surviving Corporation to) cause to be granted to such employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation and sick leave accrual and severance pay entitlement but not for accruals under any defined benefit pension plans) to the extent such credit was recognized by a comparable Employee Plan immediately prior to the Effective Time or is required to be recognized by Law; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits.  In addition, and without limiting the generality of the foregoing: (i) unless prohibited by the applicable plan, each such Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries immediately following the Effective Time (other than the employee benefit plans or other compensation arrangements of the Surviving Corporation) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall use its commercially reasonable efforts to cause all waiting periods, pre‑existing condition exclusions, evidence of insurability requirements and actively‑at‑work or similar requirements of such New Plan to be waived for such employee and his or her covered dependents, and the Surviving Corporation shall use its commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins in the year of the Closing to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out‑of‑pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e)           Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment or services for any period of time for, or preclude the ability of Purchaser or the Surviving Corporation to terminate, any Company Group employee or service provider for any reason, (ii)  require Purchaser or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time, (iii) constitute the adoption, amendment or modification of any employee benefit plan, including the Employee Plans or (iv) create any third party rights, benefits or remedies of any nature whatsoever in any employees of any member of the Company Group (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

(f)           Upon the request of Purchaser, the Company shall use reasonable efforts to make available to Purchaser access to the Continuing Employees, on reasonable notice and at reasonable times, for the purpose of discussing, in consultation with the Company’s management, post-Closing employment and retention arrangements between the Company and such Continuing Employees; provided, that any failure of such Continuing Employees to engage in such discussions or to reach any agreement with respect to post-Closing employment and retention arrangements shall not be deemed a breach of any provision of this Agreement or a failure of a condition contained herein.

8.8           Tax Matters.

(a)           Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company Group which are required by applicable Law to be filed after the Closing Date for any taxable period ending on or prior to the Closing Date and for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”).  Each such Tax Return (including any such Tax Return in respect of sales and use Taxes in New York and Maryland (the “Filing States”), but excluding any such Tax Return in respect of sales and use Taxes in any other state of the United States (the “Non-Filing States”)) shall be prepared and filed in a manner consistent with past practice, except as otherwise required by applicable Law; provided, that all Transaction Tax Deductions shall be claimed as deductions on each such Tax Return that is an income Tax Return for a Pre-Closing Tax Period.  No later than thirty (30) days prior to filing any such Tax Return (other than in respect of sales and use Taxes in the Non-Filing States), Purchaser shall submit such Tax Return to the Sellers’ Representative for its review, and shall consider in good faith any reasonable revisions requested by the Sellers’ Representative. Purchaser shall be entitled to indemnification for all Taxes shown due on each such Tax Return for a Pre-Closing Tax Period in excess of the amount, if any, of such Taxes taken into account in calculating Working Capital, in accordance with Section 9.2(a)(iii) and the terms of Article 9 (except that the Sellers shall have no Liability under Section 9.2(a)(iii) or otherwise relating to or arising from sales and use Taxes other than sales and use Taxes in the Filing States for any taxable period (or portion thereof) that includes the Closing Date, which (for the avoidance of doubt) will be taken into account in calculating the Working Capital or payable in accordance with this Section 8.8(a)).

(b)           Without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser will not (i) file (except for Tax Returns that are filed pursuant to Section 8.8(a)) or amend or permit the Company Group to file or amend any Tax Return relating to a taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), (ii) with respect to Tax Returns filed pursuant to Section 8.8(a), after the date such Tax Returns are filed pursuant to Section 8.8(a), amend or permit the Company Group to amend any such Tax Return, (iii) extend or waive, or cause to be extended or waived, or permit the Company Group to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (iv) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period of the Company Group, including any election under Section 338 of the Code or similar election, or (v) initiate any communication with any Governmental Authority to voluntarily disclose any failure to pay any Tax, file any Tax Return or otherwise comply with any Tax Laws with respect to any Pre-Closing Tax Period of the Company Group.  Notwithstanding the foregoing, if at the time any action described in this Section 8.8(b) is proposed to be taken, no amounts remain in the Indemnification Escrow Fund or such action relates solely to sales and use Taxes, Purchaser may take any such action in its sole direction; provided that Sellers shall have no Liability in respect of any of the foregoing actions.

(c)           Purchaser and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the filing of Tax Returns, (ii) any audit, litigation or other proceeding with respect to Taxes and Tax Returns, (iii) the preparation of any financial statements to the extent related to Taxes and (iv) matters relating to any escheat or unclaimed property Laws.  Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.

(d)           Purchaser shall provide the Sellers’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other taxing authority, which relate to any Pre-Closing Tax Period within ten (10) days of the receipt of such notice; provided that failure to give such notification on a timely basis shall not affect the indemnification provided in ARTICLE 9 except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Purchaser shall have the right to control any such audit, litigation or other proceeding at its own expense, provided that (x) the Sellers’ Representative shall have the right to participate in any such matter at the Sellers’ sole expense, (y) Purchaser shall keep the Sellers’ Representative reasonably informed of the status of such matter (including providing the Sellers’ Representative with copies of all written correspondence regarding such matter), and (z) Purchaser shall not settle any such proceedings without the Sellers’ Representative’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, if at the time of receipt of any such written inquiry, audit, examination or proposed adjustment, (i) no amounts remain in the Indemnification Escrow Fund or (ii) such written inquiry, audit, examination or proposed adjustment relates solely to sales and use Taxes, then in the case of clause (i), the provisions in (x), (y) and (z) shall not apply and, in the case of clause (ii), this Section 8.8(d) shall not apply; provided, that Sellers shall have no Liability in respect of any of the foregoing inquiries, audits, examinations or proposed adjustments.

(e)           The parties hereto agree that, for all income Tax reporting purposes, (i) Purchaser will be the owner of the Escrow Funds and all income earned thereon shall, as of the end of each of Purchaser’s taxable years be reported as having been earned by Purchaser, whether or not such income was disbursed during such calendar year and (ii) the right of Sellers to distributions from the Escrow Funds shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state or local Law. Purchaser shall be entitled to distributions with respect to the calendar quarter ending March 31, June 30, September 30, and December 31, respectively, from the Escrow Funds in an amount equal to the product of (x) 15% and (y) the income earned by the Escrow Funds in the applicable calendar quarter.

8.9           Transfer Taxes; Recording Charges.  Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne equally by Purchaser and the Sellers when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

8.10         280G.  To the extent necessary to avoid the application of Code Section 280G, the Company shall (i) obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Code Section 280G) (such waived amounts, the “Waived 280G Benefits”) so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Code Section 280G), and (ii) following the execution of the waivers described in clause (i), obtain approval by the Company Stockholders of the Waived 280G Benefits by a vote intended to meet the requirements of Code Section 280G(b)(5)(B) and the regulations thereunder.  Prior to, and in no event later than five (5) Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Purchaser for its reasonable review and the Company shall reflect in such waivers and approval materials any changes reasonably requested by Purchaser or its Representatives.  As soon as practicable following the date hereof, and no later than ten (10) Business Days prior to the Closing Date, the Company shall provide Purchaser with the calculations and related documentation required to determine whether the vote described in this Section 8.10 is necessary in order to avoid the imposition of Taxes under Code Section 4999. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser evidence that a vote of the Company Stockholders was solicited in accordance with the foregoing and that the requisite number of votes of the Company Stockholders was obtained with respect to the Waived 280G Benefits.

8.11         Termination of Intercompany Agreements.  On or before the Closing Date, except as set forth on Section 8.11 of the Disclosure Schedule, all Liabilities between the Company and any of its Subsidiaries, on the one hand, and one or more of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, including any and all Contracts (other than this Agreement) between any of the Company and any of its Subsidiaries, on the one hand, and one or more of its Affiliates (other than the Company or any of its Subsidiaries), on the other hand, shall be settled (in the case of any Indebtedness) or terminated, without any Liability on the part of the Company or any of its Subsidiaries, from and after the Closing.

8.12         Guarantee.  Purchaser Parent hereby unconditionally and irrevocably guarantees, as primary obligor and not as surety, the due and punctual payment by Purchaser  (including any permitted assignee) of its current and future monetary obligations pursuant to this Agreement (the “Guaranteed Payments”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge of the Guaranteed Payment. Should Purchaser default in the full and punctual discharge or performance of all or any portion of the Guaranteed Payment, the obligations of Purchaser Parent hereunder shall become immediately due and payable to or for the benefit of the Sellers or (prior to the Closing) to the Company.  This provision shall remain in full force and effect until satisfaction of the Guaranteed Payments at which time it will terminate.

ARTICLE 9

INDEMNIFICATION

9.1           Survival; Escrow Release.

(a)           The representations and warranties of the parties, and covenants of the parties which require performance on or prior to the Closing Date, set forth in this Agreement or in any certificate delivered pursuant to ARTICLE 3 of this Agreement shall survive the Closing solely for purposes of ARTICLE 9 and shall terminate on the close of business on the date that is eighteen (18) months after the Closing Date (the “Limitation Date”); provided, that Purchaser’s obligations to pay the Final Merger Consideration and the other amounts payable by Purchaser hereunder and Section 8.12 shall survive the Closing; provided, further, however, that each of the representations and warranties set forth in (i) Section 5.1 (Organization and Power; Subsidiaries and Investments), Section 5.2 (Authorization), Section 5.3 (Capitalization), Section 5.4 (Absence of Conflicts) and Section 5.18 (Brokerage) (collectively, the “Company Fundamental Representations”) and (ii) clause (a) of Section 6.1 (Organization and Power), Section 6.2 (Authorization), Section 6.3 (Absence of Conflicts) and Section 6.5 (Brokerage) (collectively, the “Purchaser Fundamental Representations”) shall survive the Closing until thirty (30) days after the expiration of the statute of limitations applicable to such representation (as such statute of limitations pertains to the subject matter of such representation, or the ability of Purchaser or any third party to make a claim relating to breach of such representation, including all periods of extension and/or tolling, whether automatic or permissive). The Company Fundamental Representations and the Purchaser Fundamental Representations together shall be referred to herein as the “Fundamental Representations.”  The covenants of the parties hereto contained in this Agreement which require performance after the Closing shall survive the Closing indefinitely or in accordance with the period expressly specified the terms of the relevant covenant.  Notwithstanding anything to the contrary, any representation and warranty arising out of fraud or willful misconduct on the part of any party hereto shall survive the Closing and continue in full force and effect indefinitely.

(b)           Within two (2) Business Days after the Limitation Date, Purchaser and the Sellers’ Representative shall direct the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to the Payments Administrator (for further distribution to the Company Stockholders in accordance with their Pro Rata Share) and to the Surviving Corporation, its Subsidiaries or the Section 102 Trustee, as applicable (for the further distribution to the Company Awardholders as of the date of the Closing in accordance with their Pro Rata Share), an amount equal to the excess of (i) all remaining amounts in the Indemnification Escrow Fund minus (ii) the aggregate amount (the “Claim Amount”) for which valid claims for indemnification were made against the Indemnification Escrow Fund prior to the Limitation Date in accordance with the provisions of this Article 9 and remain not yet resolved, including the amount of all claims for recovery under the Timeless APA with concurrent notice to the Sellers’ Representative of a claim under this Article 9 and any Losses arising from a Third Party Claim for which notice was given pursuant to Section 9.6(b) (and in the case of Losses not yet actually paid or incurred, a reasonable estimate of the amount thereof determined in good faith by the Purchaser Indemnified Party and based on information available to the Purchaser Indemnified Party at the time), which were made prior to the Limitation Date, which remain not resolved and which could reasonably be expected to be a valid claim for indemnification against the Indemnification Escrow Fund in accordance with the provisions of this Article 9.  Furthermore, within two (2) Business Days after it is determined that all or any portion of the Claim Amount is not owed to Purchaser hereunder, Purchaser and the Sellers’ Representative shall direct the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to the Payments Administrator (for further distribution to the Company Stockholders in accordance with their Pro Rata Share) and to the Surviving Corporation, its Subsidiaries or the Section 102 Trustee, as applicable (for the further distribution to the Company Awardholders as of the date of the Closing in accordance with their Pro Rata Share) such portion of the Claim Amount.  In the event that the Purchaser Indemnified Parties have a right of recovery under the Timeless APA, the Purchaser Indemnified Parties shall use reasonable best efforts to pursue such recovery under the Timeless APA prior to seeking recovery from the Sellers under this Article 9 to the extent any such claim is duplicative of the claim under the Timeless APA; provided, however, that any failure of the Purchaser Indemnified Parties to successfully recover amounts claimed under the Timeless APA shall not release the Sellers from or otherwise diminish the Sellers’ obligations under the provisions of this Article 9.

9.2           Indemnification.

(a)           Subject to the provisions of this ARTICLE 9, the Sellers shall, severally (and not jointly) in accordance with such Seller’s Pro Rata Share, indemnify and defend each of the Purchaser Indemnified Parties against, and shall hold each of them harmless from and against, and pay and reimburse each of the Purchaser Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnified Parties based upon, arising out of, resulting from, related to or by reason of:

(i)          any failure of any of the representations or warranties of the Company contained in this Agreement, other than the representations and warranties in Section 5.17 (Tax Matters), or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, to be true and correct as of the date hereof or to be true and correct as of the Closing Date as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)         any breach or non-fulfillment of any covenant or other agreement or obligation to be performed on or prior to Closing by the Company or the Sellers’ Representative under this Agreement;

(iii)        Taxes of each member of the Company Group for any Pre-Closing Tax Period, except to the extent such Taxes have been taken into account in calculating Working Capital, and Losses arising from any failure of any of the representations or warranties in Section 5.17 to be true and correct as of the date hereof or to be true and correct as of the Closing Date as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); provided, however, that, except as otherwise provided in the last sentence of Section 8.8(a), this Section 9.2(a)(iii) shall not apply to any sales or use Taxes of any member of the Company Group and, notwithstanding anything to the contrary herein, the Sellers shall have no Liability under Section 9.2(a)(i), this Section 9.2(a)(iii) or otherwise in respect of such sales and use Taxes;

(iv)        any claim made by any Seller, former stockholder or optionholder or other Person relating to such Person’s rights with respect to the Final Merger Consideration or the calculations and determinations set forth in the Distribution Waterfall;

(v)         the breach on the part of the Company prior to the Closing, in connection with the consummation of the Merger, of any provision of the Organizational Documents of the Company or any of its Subsidiaries; or

(vi)        any Sellers’ Transaction Expenses or Indebtedness to the extent not taken into account in determining the Final Merger Consideration or the adjustment contemplated in Section 2.11, and to the extent not known by Purchaser prior to the date that Purchaser delivers to the Sellers’ Representative the calculations referred to in Section 2.11(b).

(b)           Subject to the provisions of this ARTICLE 9, Purchaser shall indemnify and defend each of the Company Indemnified Parties against, and shall hold each of them harmless from and against, and pay and reimburse each of the Company Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnified Parties based upon, arising out of, resulting from, related to or by reason of:

(i)          any inaccuracy in or breach of any of the representations or warranties of Purchaser or Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser or Merger Sub pursuant to this Agreement, as of the date hereof or as of the Closing Date as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii)         any breach or non-fulfillment of any covenant or other agreement or obligation to be performed by Purchaser under this Agreement.

(c)           The right to indemnification or any other remedy based on representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired, capable of being acquired, or which it is alleged the other party should have known, at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, shall not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

9.3           Claims against the Indemnification Escrow Amount; Limitations on Indemnification.

(a)           (i) No Purchaser Indemnified Party shall assert any claim under Section 9.2(a)(i) and no Purchaser Indemnified Party shall be entitled to indemnification, where the Loss relating to such claim (or series of similar claims) is less than $40,000 (the “De Minimis Amount”), and no claims shall be aggregated for purposes of this clause (i); (ii) no Purchaser Indemnified Party shall assert any claim under Section 9.2(a)(i) and Purchaser shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable under Section 9.2(a)(i) exceeds on a cumulative basis an amount equal to $3,300,000 (the “Basket”), and then Purchaser Indemnified Parties shall only be entitled to indemnification to the extent of any such excess subject to the other provisions of this ARTICLE 9; (iii) the aggregate Liability in respect of any claims under Section 9.2(a)(i) and/or Section 9.2(a)(iii) shall in no event exceed the amount then remaining in the Indemnification Escrow Fund (other than, with respect to such claims, its remedies against the insurer(s) or underwriter(s) of the Representation and Warranty Policy) and such claims shall be asserted solely and exclusively against the Indemnification Escrow Fund; provided that, for the avoidance of doubt, and without limiting the generality of the foregoing, no such claim by any Purchaser Indemnified Party under Section 9.2(a)(i) and/or Section 9.2(a)(iii) shall be asserted against, and no Purchaser Indemnified Party shall be entitled to indemnification from, any of the Sellers or any other Person (other than the insurer(s) or underwriter(s) of the Representation and Warranty Policy). The foregoing restrictions in this Section 9.3(a) shall not apply to (1) claims under clauses (ii), (iv), (v) and (vi) of Section 9.2(a) or (2) Losses based upon, arising out of, resulting from, related to or by reason of any inaccuracy in or breach of any Company Fundamental Representation; provided, that the aggregate Liability for Losses based upon, arising out of, resulting from, related to or by reason of any inaccuracy in or breach of any Company Fundamental Representation or claims under clauses (ii), (iv), (v) and (vi) of Section 9.2(a) shall in no event exceed, with respect to each Seller, its Pro Rata Share of the Final Merger Consideration actually paid to such Seller (after taking into account all other claims for indemnification from the Indemnification Escrow Fund made by Purchaser Indemnified Parties).

(b)           Any Losses payable to a Purchaser Indemnified Party with respect to any claim under Section 9.2(a) shall be satisfied: (i) first, from the Indemnification Escrow Fund; and (ii) to the extent the Indemnification Escrow Fund has been exhausted (and subject to the limitations set forth in Section 9.3(a)), from the Sellers severally and not jointly (in accordance with their Pro Rata Shares).

(c)           For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any materiality, Material Adverse Effect or similar qualifications in the representations, warranties, covenants and agreements shall be disregarded.

9.4           Exclusive Remedy.  Subject to Section 10.8, each party hereto acknowledges and agrees that, from and after the Closing (except for disputes under Section 2.11, which disputes will be resolved in accordance with the dispute mechanism set forth in Section 2.11), its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of any party hereto in connection with the transactions contemplated by this Agreement) relating to the subject matter of this Agreement and the Schedules attached hereto and the transactions contemplated hereby and thereby shall be pursuant to the indemnification provisions set forth in this ARTICLE 9 and, in the case of Purchaser, its remedies against the insurer(s) or underwriter(s) of the Representation and Warranty Policy.  In furtherance of the foregoing, each party entitled to indemnification hereunder (an “Indemnified Party”) hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any indemnifying party (an “Indemnifying Party”) (other than claims arising from fraud or willful misconduct on the part of any party hereto in connection with the transactions contemplated by this Agreement) relating to the subject matter of this Agreement and the Schedules attached hereto and the transactions contemplated hereby and thereby, whether arising under or based upon any Law or otherwise, except pursuant to the indemnification provisions set forth in this ARTICLE 9.  Nothing in this Section 9.4 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled in accordance with Section 10.8.  Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, or shall limit any Person’s rights or remedies on account of any party’s fraud or willful misconduct.

9.5           Termination of Indemnification.  The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 9.1; provided, however, that such obligations to indemnify and hold harmless with respect to Losses shall not terminate with respect to any item as to which the Person to be indemnified shall have, prior to the expiration of the applicable survival period as set forth in Section 9.1, previously made a claim by delivering a written notice (to the extent known at such time stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party in accordance with this Agreement.

9.6           Procedures Relating to Indemnification.

(a)           Subject to Section 9.1, a claim or demand made by any Person for any matter not including a Third Party Claim may be asserted by reasonably prompt written notice to the party from whom indemnification is sought (it being understood that any notice to the Sellers’ Representative shall serve as a notice to any Seller), setting forth in reasonable detail (to the extent known at such time) the nature of the claim; provided, however, that failure to give such prompt written notice to the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this ARTICLE 9, except to the extent (and only to the extent) that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(b)           In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such Indemnified Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; provided further that, for purposes of making claims (or making other deliverable hereunder), written notice to the Sellers’ Representative shall be deemed written notice to the Indemnifying Party pursuant to this Section 9.6(b).  Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party, within ten (10) Business Days after the Indemnified Party’s receipt thereof, or earlier, to the extent an immediate action is required to be taken, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(c)           Subject to the provisions of this Section 9.6(c) and Section 9.6(d), the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to exclusively defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against hereunder; provided, however, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its liability for all obligations with respect to such Third Party Claim (subject to the terms and limitations of Article 9) within fifteen (15) days after such Indemnified Party’s notice of the Third Party Claim has been given to the Indemnifying Party; provided, further, however, that in connection with any claim for indemnification by a Purchaser Indemnified Party pursuant to Section 9.2(b) for which there is a right of recovery by such party under the Timeless APA, the right to defend such Third Party Claim pursuant to this Section 9.6(c) shall include pursuing recovery under the Timeless APA.  If the Indemnifying Party complies with the foregoing provision of this Section 9.6(c) and elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified by it hereunder, it shall within fifteen (15) days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.

(d)           If the Indemnifying Party (i) elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against hereunder, or (ii) fails to comply with the terms of Section 9.6(c) which are required in order to defend a Third Party Claim, then the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim on the terms set forth in this Section 9.6.  If the Indemnified Party defends any Third Party Claim, the Indemnifying Party shall, to the extent that the Losses thereunder are indemnifiable hereunder, reimburse the Indemnified Party for the fees and expenses of defending such Third Party Claim.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if based on the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the indemnified party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.

(e)           Notwithstanding anything in this Section 9.6 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, admit any Liability, permit a default or consent to entry of any judgment, or settle, compromise, or offer to settle or compromise any Third Party Claim on a basis that would not include an unconditional release of the Indemnified Party from all Liabilities with respect to such claim and would result in (A) the imposition of an Order that would restrict future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person or wrongdoing by the Indemnified Party or any of its Affiliates or (C) a finding or admission that would be materially adverse to other claims made or threatened against the Indemnified Party or any of its Affiliates.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability, permit a default or consent to entry of any judgment, or settle, compromise, or offer to settle or compromise, the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding anything in this Section 9.6 to the contrary, the Indemnifying Party shall not have the right to defend any Third Party Claim nor any right to consent to any settlement or compromise of a Third Party Claim if (I) such Third Party Claim seeks an injunction, other equitable remedies or otherwise involves relief other than monetary damages in respect of the Indemnified Party or its business, (II) such Third Party Claim involves as a counterparty, a customer, supplier or other partner of the Indemnified Party or any of its Affiliates, the loss of the commercial relationship with whom would be materially adverse to the Indemnified Party, (III) such Third Party Claim involves a criminal or regulatory proceeding, action, indictment, allegation or investigation or (IV) such Third Party Claim involves an investigation or inquiry by any Governmental Authority.

(f)            After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to any claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay, and/or instruct the Escrow Agent to pay on its behalf, as applicable, to the extent that indemnification is available for such amounts pursuant to this Agreement, all of such remaining sums so due and owing to the Indemnified Party in accordance with the terms of this Agreement and the Escrow Agreement, as applicable.

(g)           To the extent of any inconsistency between this Section 9.6, on the one hand, and Section 8.8, on the other hand, Section 8.8 shall control as to Tax matters.

9.7           No Circular Recovery.  The Sellers’ Representative, on behalf of the Sellers, hereby agrees that if any payment is required to be made pursuant to Section 9.2(a), the Sellers shall have no rights against the Surviving Corporation or its Affiliates, Representatives, assigns or successors, whether by reason of subrogation, contribution, reimbursement or otherwise, in respect of any such payments or Liabilities, and shall not take any action against the Surviving Corporation or its Affiliates, Representatives, assigns or successors with respect thereto.  For clarification, nothing in this Section 9.7 shall limit the right of any Seller to indemnification resulting from the fact that such Seller was an employee, consultant, director or officer of the Company or any of its Subsidiaries with respect to any acts or omissions that occurred prior to the Closing (other than any claim for indemnification to recover Losses incurred as a result of any claim for indemnification by a Purchaser Indemnified Party pursuant to Section 9.2(a)).

9.8           Certain Additional Matters.

(a)           The amount of any and all Losses under this ARTICLE 9 shall be determined (i) net of any amounts actually recovered by an Indemnified Party or any of such Indemnified Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnified Party or such Indemnified Party’s Affiliates is a party or has rights (including, for the avoidance of doubt, the Representation and Warranty Policy, but only from and after such time as the retention thereunder has been fully eroded) net of the out-of-pocket costs and expenses incurred by the Indemnified Party in making such recovery, including any premium increases under insurance policies (collectively, “Alternative Arrangements”), (ii) net of the amount of any Tax refunds of estimated Taxes paid in respect of the taxable period or portion thereof ending on the Closing Date or (in lieu of such refunds) credits against Taxes payable that are actually received by the Company Group at or after Closing, and (iii) net of any Tax benefits actually realized in the year in which the Loss was incurred.  Purchaser shall have no right to assert any claims, and Purchaser shall not be entitled to indemnification, with respect to any Losses that would have been covered by an Alternative Arrangement had Purchaser maintained for its benefit and the benefit of the Company Group the same rights or coverage under an Alternative Arrangement following the Closing that was in effect for the Company Group immediately prior to the Closing.

(b)           In no event shall any Indemnified Party be entitled to recover or make a claim pursuant to this ARTICLE 9 for any amounts in respect of, and in no event shall “Losses” be deemed to include, (i) consequential, special, indirect or punitive damages (other than any consequential, special or indirect damages to the extent reasonably foreseeable to result from a breach of this Agreement or an inaccuracy of any representation or warranty set forth in this Agreement) except to the extent such damages (1) are required to be paid to a third party pursuant to a Third Party Claim or (2) involve a party’s fraud or willful misconduct or (ii) in the case of Purchaser, any Loss to the extent included as a Liability or expense on the Financial Statements or to the extent included in the calculation of Final Merger Consideration.

(c)           Purchaser shall not have any right to indemnification under this Agreement from and against any Losses or Taxes of any Person that are due to the unavailability in any taxable period (or portion hereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date.

(d)           Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Merger Consideration for Tax purposes.

(e)           Each Indemnified Party agrees that in the event of any breach giving rise to an indemnification obligation under this ARTICLE 9, such Indemnified Party shall take and shall cause its Affiliates to take, or cooperate with the Indemnifying Party (including the Sellers’ Representative) if so requested by the Indemnifying Party (or the Sellers’ Representative), in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent Liability from becoming an actual Liability).

(f)            Except as provided in the last sentence of this Section 9.8(f), to the extent permitted by the relevant insurance policies, each Indemnified Party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses.  After any indemnification payment is made to any Indemnified Party pursuant to this ARTICLE 9, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party (other than, for the avoidance of doubt, the insurer(s) or underwriter(s) of the Representation and Warranty Policy) in connection with the Losses to which such payment relates.  Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.  The insurer(s) or underwriter(s) under the Representation and Warranty Policy shall have no right of subrogation against any Seller, except in the event of fraud or willful misconduct of such Seller, in which case no such subrogation rights shall be deemed to violate Section 10.3 hereof.

ARTICLE 10

MISCELLANEOUS

10.1         Amendment and Waiver.  This Agreement may not be amended, altered or modified except by a written instrument executed by Purchaser and the Company, or, if following the Closing, by Purchaser and the Sellers’ Representative (on behalf of the Sellers).  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.2         Notices.  All notices, demands and other communications to be given or delivered to Purchaser, the Company, the Sellers’ Representative or any Seller under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) upon actual receipt, if personally delivered, (ii) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (iii) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, to the addresses indicated below (unless another address is so specified in writing). Any notice required to be given hereunder shall be sufficient if in writing and sent by email. Any  notice given by electronic mail will be deemed to have been given when sent, provided that either (i) receipt of the email is confirmed by the recipient or (ii) such notice is also sent within one Business Day by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid).

If to the Company prior to the Closing:

R2Net Inc.
551 Fifth Avenue, Suite #601
New York, NY 10176
Attention:  Dean Lederman
Email: dean@r2net.com

with copies, which shall not constitute notice, to:

Meitar Liquornik Geva Leshem Tal, Law Offices
16 Abba Hillel Silver Road
Ramat -Gan 52506, Israel
Attn:          Dan Shamgar, Adv., Shira Azran, Adv., Noam Tzur, Adv.
Email: dshamgar@meitar.com; sazran@meitar.com; noamt@meitar.com

If to any Seller (after the Closing), or to the Sellers’ Representative:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attn: Managing Director
Email: deals@srsacquiom.com

with copies, which shall not constitute notice, to:

Meitar Liquornik Geva Leshem Tal, Law Offices
16 Abba Hillel Silver Road
Ramat -Gan 52506, Israel
Attn:          Dan Shamgar, Adv., Shira Azran, Adv., Noam Tzur, Adv.
Email: dshamgar@meitar.com; sazran@meitar.com; noamt@meitar.com

If to Purchaser Parent, Purchaser, Merger Sub or the Surviving Corporation:

Sterling Jewelers Inc.
375 Ghent Road
Akron, OH 44333
Attention:  General Counsel
Email: laurel.krueger@signetjewelers.com

with copies, which shall not constitute notice, to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  Michael J. Aiello, Esq.
Email: michael.aiello@weil.com

10.3         Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Purchaser and the Company, or, if following the Closing, Purchaser and the Sellers’ Representative, any attempted assignment without such prior written consent shall be void; provided, however, that Purchaser, Merger Sub or the Surviving Corporation may assign (without consent) this Agreement and any or all of their respective rights or obligations hereunder (including Purchaser, Merger Sub or the Surviving Corporation’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, Merger Sub or the Surviving Corporation, but no such assignment shall relieve Purchaser, Merger Sub or the Surviving Corporation of any Liability hereunder.

10.4         Severability.  Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any term or provision of this Agreement is held to be prohibited by, invalid, illegal or unenforceable under applicable Law, such term or provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such term or provision or the remaining terms or provisions of this Agreement.  Upon determination that any term or provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.5         No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of strict construction will be applied against any Person.  The use of the words “includes” or “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any reference in this Agreement to $ shall mean U.S. dollars.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.6         Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.7         No Third-Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement (including as set forth in Section 8.6 above), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

10.8         Specific Performance.  Each of the parties hereto acknowledges that the rights of each party hereto to consummate the transactions contemplated hereby are unique and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would be an inadequate remedy for any such non-performance or breach.  Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at Law or in equity, to enforce their rights and the other party’s obligations hereunder and the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief to prevent breaches or threatened breaches of this Agreement.

10.9         Complete Agreement.  This Agreement (including the Disclosure Schedule and Exhibits) and the Confidentiality Agreement constitutes the sole and entire agreement between the parties hereto and supersedes any and all prior and contemporaneous understandings, agreements or representations by or between the parties, both written and oral, with respect to the subject matter hereof in any way.

10.10       Counterparts.  This Agreement may be executed in one or more counterparts, any one of which may be by portable document format (.pdf), by electronic means (including docusign or the like) or facsimile, and all of which taken together shall constitute one and the same instrument.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.11       Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Each of the parties hereto hereby irrevocably submits to the personal jurisdiction of any state court sitting in the State of Delaware or United States federal court sitting in Wilmington, Delaware (the “Chosen Courts”), over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.  In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

10.12       Waiver of Jury Trial.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

COMPANY:

R2NET INC.

By:	/s/ Dean Lederman
Name:	Dean Lederman
Title:	President

SELLERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS THE SELLERS’ REPRESENTATIVE

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

{Agreement and Plan of Merger}

S-1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

PURCHASER:

STERLING JEWELERS INC.

By:	/s/ Michele Santana
Name:	Michele Santana
Title:	Chief Financial Officer

MERGER SUB:

AQUARIUS SUB INC.

By:	/s/ Laurel Krueger
Name:	Laurel Krueger
Title:	President

PURCHASER PARENT:

SIGNET JEWELERS LTD. (SOLELY FOR PURPOSES OF SECTION 8.12)

By:	/s/ Michele Santana
Name:	Michele Santana
Title:	Chief Financial Officer

{Agreement and Plan of Merger}

S-2